Filed pursuant to Rule 424(b)(5)
Registration Statement Number 333-199455

The information in this preliminary prospectus supplement relates to an effective registration statement, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospects are not an offer to sell securities and are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus Supplement

To the Prospectus dated November 5, 2014

SUBJECT TO COMPLETION, DATED            , 2015

Up to $

    % Fixed to Floating Rate Subordinated Notes due             2025

The Community Financial Corporation is offering and selling $     in aggregate principal amount of its     % Fixed to Floating Rate Subordinated Notes due 2025, which we refer to as the notes. The notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof, will mature on            , 2025 and will bear interest at a fixed rate of     % per year, from and including            , 2015 to but excluding            , 2020. From and including            , 2020 to the maturity date, the interest rate shall be a floating rate equal to the three-month LIBOR determined on the determination date of the applicable interest period plus      basis points. We will pay interest on the notes on      and      of each year, commencing            , 2015, through            , 2020, and thereafter     ,     ,      and      of each year through the maturity date or earlier redemption date as more fully described under “Description of the Notes — Interest Rate and Interest Payment Dates.” We may redeem the notes in whole or in part on            , 2020 or on any scheduled interest payment date thereafter and upon the occurrence of certain special events as discussed under “Description of the Notes — Redemption and Redemption Upon Special Events.” There is no sinking fund for the notes and the notes will not be listed on any securities exchange or included in any automated dealer quotation system. There is no market for the notes.

The notes will be unsecured obligations of ours and will be subordinated in right of payment to all our existing and future senior debt, whether secured or unsecured. The notes will not be obligations of, and will not be guaranteed by, any of our subsidiaries.

Because The Community Financial Corporation is a holding company, our cash flows and consequent ability to service our obligations, including the notes, are dependent on distributions and other payments of earnings to us by our subsidiaries, and funds raised from borrowings or in the capital markets. Accordingly, our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of our subsidiaries’ creditors.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement to read about factors you should consider before investing in the notes.

The notes are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	%	$
Underwriting discounts and commissions	%	$
Proceeds, before expenses, to us	%	$

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from            , 2015.

The underwriter expects to deliver the notes in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, on or about            , 2015, against payment therefor in immediately available funds.

Keefe, Bruyette & Woods A Stifel Company

The date of this prospectus supplement is            , 2015.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. We have not, and Keefe, Bruyette & Woods, Inc. has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Keefe, Bruyette & Woods, Inc. is not, making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any documents incorporated by reference herein, is accurate as of their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, and updates and adds to the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about us, the common stock, and other securities we may offer from time to time, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.” Generally, when we refer to this “prospectus” we mean this prospectus supplement together with the accompanying prospectus.

We are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where offers and sales of the notes are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in certain jurisdictions may be restricted by law. We require persons into whose possession this prospectus supplement and the accompanying prospectus come to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used for or in connection with, an offer or solicitation by any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation, and this prospectus supplement and the accompanying prospectus may not be delivered to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” in this prospectus supplement.

The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of each document regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the notes. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “Community Financial,” “we,” “us,” “our,” “Company” or similar references mean The Community Financial Corporation. References in this prospectus supplement to “Community Bank” and “Bank” mean Community Bank of the Chesapeake, the wholly-owned banking subsidiary of The Community Financial Corporation. The Bank is a Maryland-chartered commercial bank and a member bank of the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve. The main office of the Bank is located in Waldorf, Maryland.

As used in this prospectus supplement, the term “Series C preferred stock” refers to the shares of Community Financial’s Series C Senior Non-Cumulative Perpetual Preferred Stock having a liquidation preference of $1,000 per share, which were issued on September 22, 2011 pursuant to a Securities Purchase Agreement with the Secretary of the U.S. Treasury, which we refer to as the Treasury, under the Small Business Lending Fund program.

S-i

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other documents with the Securities and Exchange Commission, which we refer to as the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at www.sec.gov.

This prospectus supplement is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus supplement and the prospectus regarding us, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Date Filed (as applicable)
Annual Report on Form 10-K	Year ended December 31, 2013
Quarterly Report on Form 10-Q	Quarters ended March 31, 2014, June 30, 2014 and September 30, 2014
Current Reports on Form 8-K (in each case other than those portions furnished under Items 2.02 or 7.01 of Form 8-K)	Our Current Reports on Form 8-K filed with the SEC on February 11, 2014, May 8, 2014, October 20, 2014 and January 22, 2015
The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A	Filed with the SEC on March 25, 2014

This prospectus supplement also incorporates by reference the description of our common stock contained in our registration statement on Form 8-A, filed on September 26, 2013, including any amendment or report filed to update such description.

In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, after the date of our registration statement relating to the securities of which this prospectus supplement is a part until the completion of the distribution of the securities covered by this prospectus supplement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

The information incorporated by reference contains information about us and our financial condition and results of operation and is an important part of this prospectus supplement.

S-ii

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s Internet site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You can obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone from us at the following address and telephone number:

The Community Financial Corporation
3035 Leonardtown Road
Waldorf, Maryland 20601
Attention: Marlene Smith
Telephone: (301) 645-5601

In addition, we maintain a corporate web site, www.cbtc.com. On our web site, we make available our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. This reference to our web site is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the web site into this prospectus supplement.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus supplement or in any of the materials that we have incorporated into this prospectus supplement. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

S-iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the prospectus, as well as other written communications made from time to time by us and oral communications made from time to time by our authorized officers, may contain statements relating to our future results (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, which we refer to as the PSLRA. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to our financial condition, expected or anticipated revenue, and results of our operations and business, including earnings growth determined using generally accepted accounting principles; origination volume in our mortgage, commercial and consumer lending businesses; competitive products and pricing; demand for loans and deposits; asset quality, loan delinquency rates and levels of non-performing assets; impairment charges with respect to investment securities; current and future capital management programs; non-interest income levels; market share; our ability to control costs and expenses; and other business operations and strategies. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

We caution you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to:

•	the factors identified below and in this prospectus supplement under the heading “Risk Factors;”
•	prevailing economic conditions, either nationally or locally in some or all of the areas in which we conduct business, or conditions in the banking industry;
•	interest rate trends, changes in interest rates, deposit flows, loan demand, real estate values and competition, which can materially affect, among other things, origination levels in our lending businesses and the level of defaults, losses and prepayments on loans we have made and make;
•	changes in the quality or composition of the loan or investment portfolios;
•	factors driving impairment charges on investments;
•	our ability to retain key members of management;
•	our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames;
•	our timely development of new and competitive products or services in a changing environment, and the acceptance of such products or services by customers;
•	operational issues and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;
•	changes in accounting principles, policies, and guidelines;
•	changes in any applicable law, rule, regulation or practice with respect to tax or legal issues;
•	litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of other matters before regulatory agencies, whether pending or commencing in the future; and
•	other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date of this prospectus supplement. Except as may be required by applicable law or regulation, we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and may not contain all of the information that you need to consider in making your investment decision. To understand this offering fully, you should read this prospectus supplement and the accompanying prospectus carefully. You should carefully read the sections titled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the section “Incorporation of Certain Documents by Reference.”

The Company

The Community Financial Corporation, headquartered in Waldorf, Maryland and organized in 1989, is the bank holding company for Community Bank of the Chesapeake, a Maryland-chartered commercial bank subject to supervision and regulation by the Federal Reserve and the Commissioner of Financial Regulation of the State of Maryland, which we refer to as the Commissioner. Community Bank of the Chesapeake was founded in 1950 as Tri-County Building and Loan Association of Waldorf, a mutual savings and loan association. In 1986, the Bank converted to a federal stock savings bank and, in 1997, converted to a Maryland-chartered commercial bank and adopted the name Community Bank of Tri-County. The Bank changed its name to Community Bank of the Chesapeake effective October 18, 2013.

Community Bank of the Chesapeake provides financial products and services for businesses and retail customers through its main office in Waldorf, Maryland, and eleven additional branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland and Dahlgren and Fredericksburg, Virginia. The Bank originates loans through loan production offices, which we refer to as LPOs, located in La Plata, Leonardtown and Prince Frederick, Maryland and Fredericksburg, Virginia. The Bank opened its fifth LPO in Annapolis, Maryland in October 2014. Community Bank focuses its commercial business generation efforts on targeting small and medium sized businesses with annual revenues between $5.0 million and $35.0 million. In addition, the Bank services the retail banking needs of the communities surrounding its branch locations with retail deposit and loan products. Community Bank’s deposit accounts are insured by the Deposit Insurance Fund administered by the Federal Deposit Insurance Corporation, which we refer to as the FDIC.

As of September 30, 2014, Community Financial had consolidated total assets of $1.04 billion, gross loans of $845.3 million, deposits of $829.8 million and stockholders’ equity of $114.8 million. Shares of our common stock are traded on the NASDAQ Capital Market under the trading symbol “TCFC.”

Our principal executive offices are located at 3035 Leonardtown Road, Waldorf, Maryland 20604 and our telephone number is (301) 645-5601. We maintain an Internet website at www.cbtc.com. Neither this website nor the information on this website is included or incorporated into, or is a part of, this prospectus supplement.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus supplement. See “Where You Can Find Additional Information” on page S-ii.

THE OFFERING

Issuer
The Community Financial Corporation
Securities offered
% Fixed to Floating Rate Subordinated Notes due , 2025.
Aggregate Principal Amount
$ .
Maturity Date
, 2025.
Interest Rate
From and including the original issuance date to but excluding , 2020, the notes will bear interest at a rate equal to % per year. From and including , 2020, the notes will bear interest at an annual floating rate equal to the three-month LIBOR determined on the determination date of the applicable interest period plus basis points. See “Description of the Notes — Interest Rate and Interest Payment Dates.”
Interest Payment Dates
Interest on the notes will be payable on and of each year, commencing , 2015, through , 2020, and thereafter , , and of each year through the maturity date or earlier redemption date as more fully described under “Description of the Notes — Interest Rate and Interest Payment Dates.”
Record Dates
Interest on each note will be payable to the person in whose name such note is registered on the or (whether or not a business day) through , 2020, and thereafter the , , and immediately preceding the applicable interest payment date.
Listing
The notes will not be listed on any national securities exchange or quoted on any automated quotation system. Currently, there is no market for the notes.
Subordination; Ranking
The notes offered by this prospectus supplement will be issued by the Company pursuant to the First Supplemental Indenture, dated as of , 2015 between the Company and Wilmington Trust, National Association, not in its individual capacity but solely as trustee, to the Subordinated Indenture, dated as of , 2015 between the Company and Wilmington Trust, National Association as trustee, which we refer to as the base indenture. In this prospectus supplement, we refer to the base indenture and the first supplemental indenture collectively as the indenture.

The notes will be unsecured, subordinated and:

•

will rank junior in right of payment and upon our liquidation to our existing and all of our future senior debt (as defined in the indenture and described below under “Description of the Notes” in this prospectus supplement);

•

will rank equally in right of payment and upon our liquidation with our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with promissory notes, bonds, debentures and other evidences of indebtedness of types that include the notes;

•

will rank senior in right of payment and upon our liquidation to (1) our existing junior subordinated debentures underlying outstanding trust preferred securities, and (2) any indebtedness the terms of which provide that such indebtedness ranks junior to promissory notes, bonds, debentures and other evidences of indebtedness of types that include the notes; and

•

will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of the Bank and our other current and future subsidiaries, including without limitation the Bank’s liabilities to depositors in connection with the deposits in the Bank, liabilities to general creditors and liabilities arising during the ordinary course or otherwise.

As of September 30, 2014, at the holding company level, we had no senior debt outstanding, although we had senior, revolving credit facilities totaling $12.0 million under which no amount was outstanding on the date of this prospectus supplement. At September 30, 2014, at the holding company level, we held $12.0 million principal amount of junior subordinated debentures, due 2034 – 2035. The notes will be senior to those junior subordinated debentures.

The indenture does not contain any limitation on the amount of debt or offering obligations ranking senior to or equally with the indebtedness evidenced by the notes that we may incur hereafter.

Because we are a holding company, our cash flows and, consequently, our ability to pay and discharge our obligations, including the principal of, and premium, if any, and interest on, our debt securities depends on the dividends paid and distributions and other payments made to us by our subsidiaries, and funds we obtain from our corporate borrowings or by selling our securities. Accordingly, our right to receive any payments or assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in the proceeds of those payments or assets, will be effectively subordinated to the claims of our subsidiaries’ respective creditors and preferred equity holders. As of September 30, 2014, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of $915 million, excluding intercompany liabilities. For more information, see “Description of the Notes — Subordination of the Notes” in this prospectus supplement.
Redemption and Redemption Upon Special Events
Subject to obtaining the prior approval of the Federal Reserve, to the extent such approval is then required, we may, at our option, beginning with the interest payment date of , 2020 and on any interest payment date thereafter, redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the date of redemption. Any partial redemption will be made on a pro rata basis, by lot or by any other method which the Trustee deems fair and appropriate. The notes are not subject to repayment at the option of the holders. We may also redeem the notes, at our option, in whole if (1) a change or prospective change in law occurs that could prevent us from deducting interest payable on the notes for U.S. federal income tax purposes, (2) a subsequent event occurs that precludes the notes from being recognized as Tier 2 capital for regulatory capital purposes, or (3) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest through, but excluding, the redemption date. For more information, see “Description of the Notes — Redemption and Redemption Upon Special Events” in this prospectus supplement.
Events of Default; Remedies
The notes will contain customary payment, covenant and insolvency events of default. The trustee and the holders of the notes may not accelerate the maturity of the notes upon the occurrence of any payment or covenant event of default. However, if an insolvency-related event of default occurs, the principal of, and accrued and unpaid interest on, the notes will become immediately due and payable without any action of the trustee or the holders of the notes. In the event of such an acceleration of the maturity of the notes, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal of, or interest on, the notes. See “Description of the Notes — Events of Default; Limitation on Suits” in this prospectus supplement and “ Description of Debt Securities” in the accompanying prospectus.
Denomination; Form
The notes will be issued only in fully registered form without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The notes will be evidenced by a global note deposited with the trustee for the notes, as custodian for The Depository Trust Company, which we refer to as the DTC. Beneficial interests in the global note will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Description of the Notes — General” and “— Clearance and Settlement” in this prospectus supplement.
Further Issuances
We may, from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms as the notes, except for the issue date and offering price, and such additional notes may be consolidated with the notes issued in this offering and form a single series.
Use of Proceeds
We estimate that the net proceeds of this offering will be approximately $ million, after deducting the underwriting discount and the payment of the transaction expenses payable by us. We plan to use the net proceeds of the offering: (1) to redeem the $20.0 million of the Company’s Series C preferred stock currently outstanding; and (2) for general corporate purposes, including, but not limited to, contributing capital to Community

Bank, supporting organic growth, possible acquisitions of branches or other financial institutions should accretive acquisition opportunities arise and the payment of dividends. For more details, see “Use of Proceeds” in this prospectus supplement.
Risk Factors
Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and “Risk Factors” on page 4 of the accompanying prospectus for information regarding risk factors you should consider before investing in the notes.
Trustee
Wilmington Trust, National Association, acts as the trustee under the indenture pursuant to which the notes will be issued.
Governing Law
The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

SELECTED FINANCIAL DATA

The following table shows selected historical consolidated financial data for the Company as of and for each of the five years ended December 31, 2013, which has been derived from our audited consolidated financial statements and as of and for the nine months ended September 30, 2014 and 2013. The financial data as of and for the nine months ended September 30, 2014 and 2013 are derived from our unaudited financial statements. The unaudited financial statements have been prepared on the same basis as our audited financial statements, and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such period. You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and our Current Report on Form 8-K announcing our unaudited results of operations and financial condition for the quarter and year ended December 31, 2014, which have been filed with the SEC and are incorporated by reference into this prospectus supplement. The results of operations for the nine month period ended September 30, 2014 and the unaudited results for the quarter and year ended December 31, 2014 included in our Current Report on Form 8-K do not necessarily indicate the results which may be expected for any future period.

	At or For the Nine Months Ended September 30,		At or For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(In thousands, except per share amounts)
FINANCIAL CONDITION DATA
Total assets	$1,042,481	$992,904	$1,023,824	$981,639	$983,480	$885,936	$815,043
Loans receivable, net	836,980	759,881	799,130	747,641	710,089	654,450	616,593
Investment securities	120,229	142,219	134,648	159,825	195,344	161,935	144,214
Deposits	829,820	817,247	821,295	820,231	827,253	724,582	640,419
Borrowings	76,686	73,129	70,476	61,527	60,577	71,440	88,750
Junior subordinated debentures	12,000	12,000	12,000	12,000	12,000	12,000	12,000
Stockholders’ equity – preferred	20,000	20,000	20,000	20,000	20,000	16,317	16,317
Stockholders’ equity – common	94,765	62,148	90,730	59,047	55,454	54,788	51,873
OPERATING DATA
Interest and dividend income	$31,096	$29,565	$39,678	$40,293	$39,959	$39,537	$37,887
Interest expense	5,088	5,914	7,646	10,604	13,121	13,580	16,166
Net interest income	26,008	23,651	32,032	29,689	26,838	25,957	21,721
Provision for loan losses	1,151	640	940	2,529	4,087	3,933	3,473
Net interest income after provision for loan losses	24,857	23,011	31,092	27,160	22,751	22,024	18,248
Noninterest income	2,868	3,377	4,174	4,410	4,193	3,580	2,810
Noninterest expense	19,583	18,495	24,844	23,804	22,249	18,195	16,580
Income before income taxes	8,142	7,892	10,422	7,766	4,695	7,409	4,478
Income taxes	3,197	2,886	3,771	2,776	1,534	2,643	1,611
Net income	4,945	5,007	6,651	4,990	3,161	4,766	2,867
Preferred stock dividends declared and discount accretion	150	150	200	200	672	847	847
Income available to common shares	$4,795	$4,857	$6,451	$4,790	$2,489	$3,919	$2,020
COMMON SHARE DATA
Basic earnings per common share	$1.03	$1.61	$1.90	$1.57	$0.83	$1.31	$0.68
Diluted earnings per common share	1.03	1.60	1.88	1.57	0.82	1.30	0.68
Dividends declared per common share(1)	0.30	0.30	0.40	0.40	0.40	0.40	0.40
Book value per common share(2)	20.21	20.39	19.52	19.34	18.32	18.25	17.43
Common shares outstanding at end of period	4,688,152	3,048,439	4,647,407	3,052,416	3,026,557	3,002,616	2,976,046
Basic weighted average common shares	4,648,843	3,016,793	3,402,432	3,043,039	3,016,286	2,985,080	2,961,293
Diluted weighted average common shares	4,665,447	3,042,088	3,426,793	3,055,362	3,052,810	3,008,279	2,987,901

	At or For the Nine Months Ended September 30,		At or For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(In thousands, except per share amounts)
KEY OPERATING RATIOS
Return on average assets(2)	0.65%	0.69%	0.69%	0.52%	0.35%	0.57%	0.38%
Return on average total equity(3)	5.82	8.19	7.49	6.42	4.33	6.76	4.19
Return on average common equity(3)	6.85	10.52	9.38	8.29	4.47	7.24	3.88
Interest rate spread	3.52	3.41	3.44	3.18	3.05	3.12	2.72
Net interest margin(3)	3.66	3.53	3.56	3.31	3.21	3.32	3.02
Efficiency ratio(3)	67.82	68.43	68.62	69.81	71.70	61.60	67.59
Dividend payout ratio	29.13	18.63	21.05	25.48	48.78	30.77	58.82
Non-interest expense to average assets	2.56	2.56	2.56	2.47	2.46	2.16	2.17
Average interest-earning assets to average interest-bearing liabilities	118.61	113.64	114.57	111.56	110.11	111.80	113.28
SELECTED ASSET QUALITY RATIOS
Average total equity to average total assets	11.12	8.47	9.16	8.07	8.06	8.39	8.96
Allowance for loan losses to total loans receivable at end of period	0.98	1.05	1.01	1.09	1.07	1.16	1.20
Allowance for loan losses to non-performing loans(4)	75.85	72.85	72.86	94.61	80.49	56.73	38.74
Net charge-offs to average outstanding loans receivable during the years(2)	0.17	0.15	0.14	0.27	0.61	0.61	0.20
Non-accrual loans to total loans(4)	1.29	2.01	1.91	1.74	1.32	2.04	3.09
Non-accrual loans and OREO to total assets	1.65	1.83	2.17	2.04	1.48	2.71	2.48
Non-accrual loans, OREO and troubled debt restructurings to total assets	1.96	2.70	2.60	2.50	2.61	4.58	3.90
OTHER DATA
Number of:
Full-time equivalent employees	172	172	165	160	143	131	121
Full-service offices	12	11	11	11	10	10	10
REGULATORY CAPITAL RATIOS (Consolidated)
Tier 1 capital to average assets	12.28%	9.76%	12.50%	9.39%	9.17%	9.44%	10.03%
Tier 1 capital to risk-weighted assets	14.50	11.78	14.66	11.76	11.65	11.84	12.30
Total risk-based capital	15.45	12.79	15.62	12.84	12.69	12.94	13.46

(1)	The Company had no intangible assets as of the dates indicated. Thus, tangible book value per share is the same as book value per share for each of the periods indicated.
(2)	Nine-month data has been annualized.
(3)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.
(4)	Non-performing loans includes all loans that are 90 days or more delinquent.

RISK FACTORS

An investment in the notes involves various risks. Before making an investment decision, you should carefully read and consider the risks described below and the risk factors incorporated by reference, as well as the other information included or incorporated by reference, in this prospectus supplement and the accompanying prospectus. In particular, before deciding whether to invest in the notes, you should carefully consider the risk factors and the discussion of risks contained in our Annual Report on Form 10-K for the year ended December 31, 2013, and any changes in those risk factors included in our Quarterly Reports on Form 10-Q. Any of these risks, if realized, could materially adversely affect our business, financial condition or results of operations and ability to repay the notes. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.

Risks Related to this Offering and the Notes

The notes are subordinated to our existing and future senior debt and to the obligations of our subsidiaries.

The notes will be our subordinated, unsecured obligations and, consequently, will be junior in right of payment to all of our secured and unsecured senior debt now existing or that we incur in the future. As a result, if we become subject to any termination, winding up, liquidation or reorganization, including as a result of any liquidation, reorganization or other insolvency proceeding under bankruptcy laws or any other applicable insolvency law, make any assignment for the benefit of our creditors or otherwise engage in any marshalling of our assets and liabilities, the holders of the senior debt would be entitled to have the senior debt paid in full prior to the holders of the notes receiving any payment of principal of, or interest on, the notes. In addition, if a default in the payment of principal of, or premium, if any, or interest on, any senior debt occurs and is continuing past any applicable grace period or if any event of default occurs and is continuing with respect to any senior debt or would occur with respect to any senior debt if we pay the principal of, or any interest on, the notes and that event of default would allow the holders of such senior debt to accelerate the maturity of such senior debt, we may not pay the principal of, or any interest on, the notes until such default or event of default is cured or waived or otherwise ceases to exist. The senior debt to which the notes are subordinated is described below under “Description of the Notes — Subordination of the Notes.”

As of September 30, 2014, we had no senior debt outstanding. We also have senior, revolving credit facilities under which we may borrow up to a total of $12.0 million to be outstanding at any one time. At September 30, 2014, at the holding company level, we held $12.0 million principal amount of junior subordinated debentures, due 2034 – 2035. The notes will be senior to those junior subordinated debentures. The indenture, which governs the notes, does not limit the amount of additional indebtedness or senior debt that we may incur, or the amount of indebtedness that the Bank may incur. In the future, we may incur other indebtedness, which may be substantial in amount, including senior debt and debt ranking equally with the notes.

As a consequence of the subordination of the notes to our senior debt, an investor in the notes may lose all or some of its investment should we liquidate or become insolvent. In such an event, our assets would be available to pay the principal of and accrued and unpaid interest on the notes only after all of our senior debt has been paid in full. In the event of our liquidation or any liquidation, reorganization or other insolvency proceedings under the U.S. Bankruptcy Code or any other insolvency law, any of our other general, unsecured obligations that do not constitute senior debt will share pro rata in our assets remaining for payment of such obligations after we have paid all of our senior debt in full.

The notes will be structurally subordinated to the obligations of the Bank and our other subsidiaries, and the holders of those obligations will be entitled to receive payment in full of those obligations before we participate in any distribution of the assets of the Bank and our other subsidiaries in the event of their liquidation or insolvency.

The notes are obligations exclusively of the Company and are not obligations of the Bank. The Bank is a separate and distinct legal entity from the Company and has no obligation to pay any amounts to the Company, including any dividends, to make any other distributions to the Company or to provide the

Company with funds to meet any of the Company’s obligations. The Company’s rights and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of the Bank (either as a shareholder or as a creditor), upon a liquidation, reorganization, insolvency or receivership of the Bank (and the consequent right of the holders of the notes to participate in those assets after repayment of our senior debt), will be subject to the claims of the creditors of the Bank, including depositors in the Bank. Accordingly, the notes are effectively structurally subordinated to all of the liabilities of the Bank and the Company’s other subsidiaries, to the extent that the liabilities of the Bank, including its deposit liabilities, and our other subsidiaries equal or exceed their respective assets.

Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the notes, regardless of whether we are the subject of an insolvency proceeding.

As a bank holding company, our ability to pay the principal of, and interest on, the notes is subject to the guidelines of the Federal Reserve regarding capital adequacy. We intend to treat the notes as “Tier 2 capital” under the Federal Reserve’s regulatory capital rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments such as the notes on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, under Federal Reserve policy, a bank holding company is required to act as a source of financial and managerial strength to its banking subsidiaries and commit resources to their support, including the guarantee of capital plans of an undercapitalized bank subsidiary. Such support may be required at times when a holding company may not otherwise be inclined to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the notes on one or more of the scheduled interest payment dates or at any other time or the principal of the notes at the maturity of the notes.

If the Company were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed and would be required to cure immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of the Bank and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

We depend primarily on cash dividends from our subsidiary, the Bank, to meet our cash obligations. Failure of the Bank to pay sufficient cash dividends to us may prevent us from paying interest on the notes or the principal of the notes at maturity.

The Company is a holding company and reports financial information on a consolidated basis with its subsidiaries. Substantially all of the assets held by the consolidated companies are held by our subsidiaries, in particular, the Bank. Dividends from the Bank provide a substantial portion of the Company’s cash flows and, other than the funds we retain in the offering, is a primary source of funds that we will use to pay interest on the notes. Various regulatory provisions limit the amount of dividends the Bank can pay to the Company without regulatory approval. In certain cases, regulatory authorities may even prohibit the Bank from paying dividends to the Company. Moreover, the terms of the notes do not provide for us to make payments into any sinking fund with respect to the notes out of which the principal of, or accrued and unpaid interest on, the notes could be paid. If the Bank cannot pay dividends to us for any period as a result of any regulatory limitation or prohibition or cannot, for any reason, pay dividends in an amount sufficient for us to pay the principal of, or accrued and unpaid interest on, the notes, we may be unable to pay the interest on or principal of the notes unless we are able to borrow funds from other sources or sell additional securities of the Company to obtain funds necessary to make one or more such payments of accrued and unpaid interest on, and the principal of, the notes. The Bank did not pay any dividends to the Company during the year ended December 31, 2013 and paid $2.0 million in dividends during the nine months ended September 30, 2014.

There is no established trading market for the notes, which could make it more difficult for you to sell your notes and could adversely affect their price.

The notes constitute a new issue of securities for which no established trading market exists. Consequently, it may be more difficult for you to sell your notes. We do not intend to list the notes on any securities exchange or to apply to have the notes quoted or listed on any securities exchange. A market for the notes may not develop and if such a market develops it may not continue to exist or provide liquidity for the notes following the offering.

The notes contain limited events of default, and the remedies available thereunder are limited.

As described in “Description of the Notes — Events of Default; Limitation on Suits,” the notes contain limited events of default and remedies. As a result of our intended treatment of the notes as Tier 2 capital, the ability of the trustee under the indenture to accelerate the maturity of and our obligation to pay immediately the principal of, and any accrued and unpaid interest on, the notes will be limited to the events of default that occur upon:

•	the entry of a decree or order for the appointment of a receiver, liquidator, trustee, or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or
•	the Company consenting to the appointment of a receiver, liquidator, trustee or other similar official in any receivership, insolvency, liquidation or similar proceeding with respect to the Company.

Consequently, neither the trustee nor the holders of the notes will have the right to accelerate the maturity of the notes in the case of our failure to pay the principal of, or interest on, the notes or our non-performance of any other covenant or warranty under the notes or the indenture. The holders of our senior debt are not subject to similar limitations. If the holders of our senior debt are able to accelerate the maturity of some or all of our senior debt at a time when a non-insolvency default has occurred, but an insolvency default has not occurred, with respect to the notes, such holders of our senior debt may be able to accelerate the maturity of, and pursue the payment in full of, that senior debt while the holders of the notes would be unable to pursue similar remedies with respect to the notes.

No limit or restriction exists on the amount or type of further securities or indebtedness that we may issue, incur or guarantee, and the indenture does not contain any financial covenants.

No limit or restriction exists on the amount of securities or other liabilities that we may issue, incur or guarantee and that rank senior in right of payment to, or pari passu with, the notes. The issuance or guarantee of any such securities or the incurrence of any such other liabilities may reduce the amount, if any, recoverable by holders of the notes in any reorganization under the Bankruptcy Code or any liquidation or winding up under the Bankruptcy Code or otherwise of the Company and may limit the Company’s ability to meet its obligations under the notes. In addition, neither the indenture nor the notes contain any restriction on the Company’s ability to issue securities that may have preferential rights to the notes or securities with provisions similar to or different from the provisions of the indenture.

Neither the indenture nor the notes contain any financial covenants that would require us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed certain financial ratios as a general matter or to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the notes contain any covenants prohibiting us from, or limiting our right to, incur additional indebtedness or obligations, to grant liens on our assets to secure our indebtedness or other obligations, to repurchase our stock or other securities, including any of the notes, or to pay dividends or make other distributions to our shareholders. In addition, neither the indenture nor the notes contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

The amount of interest payable on the notes will vary after            , 2020.

Because the three-month LIBOR is a floating rate, the interest rate on the notes will vary after            , 2020. From and including the issue date but excluding            , 2020, the notes will bear interest at a fixed rate of     % per year. From and including            , 2020, to but excluding the maturity date, the notes will bear interest at an annual floating rate equal to the three-month LIBOR determined on the determination date of the applicable interest period plus      basis points for any interest period. The annual

interest rate that is determined on the relevant determination date will apply to the entire interest period following such determination date even if the three-month LIBOR increases during that interest period.

The level of the three-month LIBOR may affect our decision to redeem the notes.

It is more likely we will redeem the notes after            , 2020 if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the notes prior to their maturity date, holders may not be able to invest in other securities with a similar level of risk that yield as much interest as the notes.

After            , 2020, the notes may be redeemed at our option, which limits the ability of holders to accrue interest over the full term of the notes.

We may redeem all or a portion of the notes after            , 2020 and prior to their maturity date, subject to the prior approval of the Federal Reserve, to the extent such approval is then required. In the event that we redeem the notes, holders will receive only the principal amount of the investment in the notes plus any accrued and unpaid interest. If redemption occurs, holders will not have the opportunity to continue to accrue and be paid interest to the original maturity date of the notes.

You will have no rights against the publishers of LIBOR.

You will have no rights against the publishers of LIBOR, even though the amount you receive on each interest payment date after the fifth year will depend upon the level of the three-month LIBOR. The publishers of LIBOR are not in any way involved in this offering and have no obligations relating to the notes or the holders of the notes.

The market value of the notes may be influenced by unpredictable factors.

Certain factors, many of which beyond our control, will influence the value of the notes and the price, if any, at which securities dealers and others may be willing to purchase or sell the notes in the secondary market, if any, that develops for the notes, including:

•	our creditworthiness and financial condition from time to time;
•	prevailing interest rates;
•	supply and demand for the notes;
•	economic, financial, political or regulatory events or judicial decisions that affect us or the financial markets generally, including the introduction of any financial transactions tax;
•	the market for similar securities; and
•	the trading price of our common stock.

Accordingly, if an investor in the notes sells those notes in the secondary market, it may not be able to obtain a price that will provide it with a desired yield, a price equal to the principal amount of the notes or a price equal to the price that the investor paid for the notes.

The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The notes are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The Bank is subject to regulatory capital requirements that may require us to make capital contributions, and that may restrict the ability of the Bank to make cash available to us.

The Bank must maintain minimum amounts of regulatory capital. If the Bank does not meet these capital requirements, its regulators have broad discretion to institute a number of corrective actions that could have a direct material effect on our financial condition. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as Dodd-Frank, we are also required to serve as a source of financial strength for the Bank. If the Bank were to fail to meet any of the capital requirements to which it is subject, or if required under Dodd-Frank’s source of strength requirements, we may be forced to provide the Bank with additional capital, which could impair our ability to service our indebtedness, including the notes. Furthermore, any capital loans by a bank holding company to any of its bank subsidiaries are subordinate to the payment of deposits and to certain other indebtedness. In the event of our bankruptcy, any commitment by us to the Bank to maintain the capital of the Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment over the holders of the notes.

There are limited covenants in the indenture.

Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including senior debt and other senior obligations, under the indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect to incur, from time to time, additional debt and other liabilities. In addition, we are not restricted under the indenture from granting security interests over our assets, or from paying dividends or issuing or repurchasing our securities. In addition, the indenture and the notes do not contain, among other things, provisions that would afford holders of the notes protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction involving the Company which could adversely affect the holders of the notes, except to the extent described under “Description of Debt Securities — Merger, Consolidation or Asset Sale” included in the accompanying prospectus.

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the trading value of the notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the notes. Furthermore, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

USE OF PROCEEDS

We expect to receive net proceeds from the offering of approximately $     million, after deducting the underwriting discount and estimated transaction expenses payable by us.

We plan to use the net proceeds of the offering: (1) to redeem all $20.0 million of the Company’s Series C preferred stock currently outstanding; and (2) for general corporate purposes, including, but not limited to, contributing capital to Community Bank, supporting organic growth, possible acquisitions of branches or other financial institutions should accretive acquisition opportunities arise and the payment of dividends.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2014:

•	on an actual basis;
•	as adjusted to give effect to the sale of $ aggregate principal amount of the notes offered hereby; and
•	as adjusted, to give effect to the redemption of the Company’s Series C preferred stock with the net proceeds of the offering.

For a complete description of the borrowings and other debt obligations attributable to us and to the Bank, refer to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, incorporated by reference in the accompanying prospectus.

	As of September 30, 2014
	Actual	As Adjusted		Pro Forma As Adjusted(1)
	($ in thousands)
Long-term debt
% fixed to floating rate subordinated notes due , 2025	$—	$		$
Other borrowings	76,686		76,686		76,686
Junior subordinated debentures	12,000		12,000		12,000
Total long-term debt	$88,686	$		$
Stockholders’ equity
Preferred Stock, Senior Non-Cumulative Perpetual, Series C – par value $1,000; authorized 20,000; issued 20,000:	$20,000		$20,000		$—
Common stock – par value $.01; authorized – 15,000,000 shares; issued 4,687,766 and 4,647,407 shares, respectively	47		47		47
Additional paid-in capital	46,215		46,215		46,215
Retained earnings	49,909		49,909		49,909
Accumulated other comprehensive loss	(743)		(743)		(743)
Unearned ESOP shares	(643)		(643)		(643)
Total stockholders’ equity	114,765
Total long-term debt and stockholders’ equity	$203,451	$		$
Capital Ratios
Tier 1 capital to average assets	12.28%		%		%
Tier 1 capital to risk-weighted assets	14.50
Total capital to risk-weighted assets	15.45
Total stockholders’ equity to total assets	11.01

(1)	The pro forma, as adjusted, financial information reflects the redemption of all $20.0 million of the Company’s outstanding Series C preferred stock.

This pro forma assumes that the Company’s increase in qualified small business lending (“QSBL”) from the QSBL baseline level was less than 2.5%, which under the terms of the U.S. Treasury’s dividend rate schedule results in a 5% dividend rate.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges and our ratio of combined fixed charges and preferred stock dividends to earnings. You should read this table in conjunction with the consolidated financial statements and notes to the consolidated financial statements that are incorporated by reference into this prospectus supplement.

	Nine Months Ended September 30, 2014	Years Ended December 31,
		2013	2012	2011	2010	2009
Ratios of Earnings to Fixed Charges
Including deposits	2.60x	2.36x	1.73x	1.36x	1.55x	1.28x
Excluding deposits	6.13x	6.05x	4.58x	2.95x	3.80x	2.14x
Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Including deposits	2.48x	2.27x	1.68x	1.26x	1.41x	1.18x
Excluding deposits	5.31x	5.25x	4.00x	2.09x	2.54x	1.60x

We have computed the ratio of earnings to combined fixed charges and preferred stock dividends set forth above by dividing pre-tax income before fixed charges and preferences by fixed charges and preference dividends. Fixed charges are the sum of:

•	interest expensed and capitalized;
•	amortized premiums, discounts and capitalized expenses related to indebtedness;
•	an estimate of the interest within rental expense; and
•	preference security dividend requirements of consolidated subsidiaries.

DESCRIPTION OF THE NOTES

We will issue the notes under the indenture, dated as of            , 2015, between the Company, as the issuer, and Wilmington Trust, National Association, as the trustee, as amended and supplemented by a first supplemental indenture dated as of            , 2015. We refer to this indenture, as it is amended and supplemented by the first supplemental indenture, as the indenture, and we refer to Wilmington Trust, in its capacity as the trustee under the indenture, as the trustee. You may request a copy of the indenture from us as described under “Where You Can Find Additional Information” in the accompanying prospectus. The following summary of certain provisions of the notes and the summary of certain provisions of the indenture in this prospectus supplement and the accompanying prospectus do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the notes and the indenture, including the definitions of certain terms used in the notes and the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

General

The notes will be unsecured, subordinated obligations of ours and will mature on            , 2025. The notes will be issued and may be transferred only in minimum denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000. Unless previously purchased and cancelled or redeemed prior to maturity, we will repay the notes at 100% of their principal amount, together with accrued and unpaid interest thereon, at their maturity. We will pay principal of and interest on the notes in U.S. dollars. The notes will constitute our unsecured debt obligations and will rank equally among themselves and junior in right of payment to our senior debt as described below in “Description of the Notes — Subordination of the Notes.” No sinking fund will exist for the notes, and no sinking fund payments will be made with respect to the notes. The notes will not be convertible into or exchangeable for any other securities or property. The notes will not be subject to defeasance or covenant defeasance. Except as described below under “Description of the Notes — Clearance and Settlement,” the notes will be issued only in book-entry form and will be represented by a global note registered in the name of Cede & Co, as the nominee of DTC. See “Description of the Notes — Clearance and Settlement” below.

The notes are a part of a series of securities newly established under the indenture and will be initially issued in the aggregate principal amount of $    . We may, from time to time, without notice to, or the consent of, the holders of the notes, issue additional notes ranking equally with the notes and with identical terms to the notes in all respects (except for issue date, the offering price, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes) in order that such additional notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes. No limit exists on the aggregate principal amount of the notes of this series that we may issue.

No recourse will be available for the payment of principal of or interest on any note, for any claim based thereon, or otherwise in respect thereof, against any incorporator, shareholder, employee, agent, officer or director, as such, past, present or future, of ours or of any successor entity.

The indenture contains no covenants or restrictions restricting the incurrence of indebtedness or other obligations by us or by our subsidiaries, including the Bank. The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the notes contain any covenants prohibiting us from, or limiting our right to, incur additional indebtedness or obligations, to grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the notes, to repurchase our stock or other securities, including any of the notes, or to pay dividends or make other distributions to our shareholders. In addition, neither the indenture nor the notes contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

The notes and the indenture are governed by, and shall be construed in accordance with, the laws of the State of New York.

The notes are not deposits in the Company or the Bank and are not insured or guaranteed by the FDIC or any other government agency or instrumentality. The notes are solely obligations of the Company and are neither obligations of, nor guaranteed by, the Bank or any of our other subsidiaries or affiliates.

Interest Rate and Interest Payment Dates

Fixed Rate Period

From and including            , 2015 to but excluding            , 2020 or any earlier redemption date upon the occurrence of certain events, the notes will bear interest at the annual rate of     %, and we will pay accrued interest on the notes semi-annually in arrears on each      and      (but if any of these days is not a business day, on the next business day, and no interest will accrue as a result of that postponement), beginning on            , 2015. Each such date is referred to as a “fixed note interest payment date” and we refer to the period from and including           , 2015 to but excluding the first fixed rate interest payment date and each successive period from and including a fixed rate interest payment date to but excluding the next fixed rate interest payment date as a “fixed rate period.” The interest so payable will be paid to each holder in whose name a note is registered at the close of business on the      and      immediately preceding the applicable interest payment date.

Interest payable on the notes for any fixed rate period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period of less than one month.

Floating Rate Period

From and including           , 2020 to but excluding the maturity date or any earlier redemption date, the notes will bear interest at an annual rate equal to the three-month LIBOR plus       basis points, and we will pay accrued interest quarterly in arrears on     ,     ,      and      (or if any of these days is not a business day, on the next business day, except that, if such business day is in the next succeeding calendar month, interest will be payable on the immediately preceding business day, and no interest will accrue or fail to accrue as a result of that postponement or earlier payment) (the “floating rate interest payment dates” and, together with the fixed rate interest payment dates, the “interest payment dates”). We will pay such accrued interest to holders of record of notes as they appear on our books on the applicable record date, which will be     ,     ,      and      immediately preceding the respective floating rate interest payment date. We refer to the period from and including           , 2020 to but excluding the first floating rate interest payment date and each successive period from and including a floating rate interest payment date to, but excluding, the next floating rate interest payment date as a “floating rate period” and, together with each fixed rate period, an “interest rate period.”

Interest payable on the notes for a floating rate period will be computed on the basis of a 360-day year of the actual number of days in such floating rate period.

The term “business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law, regulation or executive order to be closed in The City of New York, New York or a day on which the Corporate Trust Office of the trustee is closed for business.

For any determination date, “LIBOR” means the rate as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Trustee from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of the relevant quarterly interest period, as the rate for dollar deposits in the London interbank market with a three-month maturity. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Company. If an interest payment date or the maturity date for the notes falls on a day that is not a business day, we will postpone the interest payment or the payment of principal and interest at maturity to the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the notes will not be entitled to any further interest or other payments with respect to such postponements.

Subordination of the Notes

Our obligation to make any payment on account of the principal of, or interest on, the notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior debt.

“Senior debt” means (i) the principal and any premium or interest for money borrowed or purchased by the Company (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not such claim for post petition interest is allowed in such proceedings); (ii) the principal and any premium or interest for money borrowed or purchased by another person and guaranteed by the Company; (iii) any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar agreement; (iv) an obligation arising from direct credit substitutes; and (v) any obligation associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; in each case, whether outstanding on the date the indenture becomes effective, or created, assumed or incurred after that date. At September 30, 2014, we had no senior debt outstanding.

However, “senior debt” excludes (a) any indebtedness, obligation or liability referred to in clauses (i) through (v) above as to which, in the instrument creating or evidencing that indebtedness, obligation or liability, it is expressly provided that the indebtedness, obligation or liability is junior to, or ranks equally in right of payment with, the notes; and (b) the junior subordinated debentures issued to Tri-County Capital Trust I and Tri-County Capital Trust II and any guarantee of the Company in respect of the equity securities or other securities of Tri-County Capital Trust I and Tri-County Capital Trust II.

In accordance with the subordination provisions of the indenture and the notes, we are permitted to make payments of accrued and unpaid interest on the notes on the interest payment dates and at maturity and to pay the principal of the notes at maturity unless:

•	we are subject to any termination, winding up, liquidation or reorganization, including pursuant to any liquidation, reorganization or other insolvency proceeding under the bankruptcy or other insolvency laws or we have made an assignment for the benefit of our creditors or otherwise marshalled our assets and liabilities; or
•	a default in the payment of principal of, or premium, if any, or interest on, any senior debt, has occurred that is continuing beyond any applicable grace period or an event of default has occurred and is continuing with respect to any senior debt or would occur as a result of a payment of principal of, or interest on, the notes being made and that event of default would permit the holders of any senior debt to accelerate the maturity of that senior debt and such default or event of default has not been cured, waived and otherwise ceases to exist.

Upon our termination, winding up, liquidation or reorganization, including as a result of any action in any liquidation, reorganization or other insolvency proceeding under the bankruptcy laws or any other applicable insolvency law or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, we must pay to the holders of all of our senior debt the full amounts of principal of, and premium, if any, and interest on, that senior debt before any payment is made on the notes. If, after we have paid the senior debt in full, there are any amounts available for payment of the notes and any of our other indebtedness and obligations ranking equally in right of payment with the notes, then we will use such remaining assets to pay the amounts of principal of, premium, if any, and accrued and unpaid interest on, the notes and such other of our indebtedness and obligations that rank equally in right of payment with the notes. If those assets are insufficient to pay in full the principal of, premium, if any, and interest on the notes and such other indebtedness and obligations, those assets will be applicable ratably to the payment of such amounts owing with respect to the notes and such other indebtedness and obligations.

In the event that we are subject any termination, winding up, liquidation or reorganization, including pursuant to any liquidation, reorganization or other insolvency proceeding under the bankruptcy or any other insolvency laws, or we have made an assignment for the benefit of our creditors or otherwise marshalled our assets and liabilities, if the holders of the notes receive for any reason any payment on the notes or other distributions of our assets with respect to the notes before all of our senior debt is paid in full, the holders of the notes will be required to return that payment or distribution to the bankruptcy trustee, receiver, liquidating trustee, custodian, assignee, agent or other person making payment of our assets for all our senior debt remaining unpaid until all that senior debt has been paid in full, after giving effect to any other concurrent payment or distribution to the holders of such senior debt.

By reason of the above subordination in favor of the holders of our senior debt, in the event of our bankruptcy or insolvency, holders of our senior debt may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors.

We have outstanding junior subordinated debentures that relate to outstanding trust preferred securities issued by certain special purpose trusts (Tri-County Capital Trust I and Tri-County Capital Trust II) to which the notes will rank senior in right of payment. In addition, we may incur other indebtedness and obligations, the terms of which provide that such indebtedness ranks either equally or junior in right of payment with or to the notes or promissory notes, bonds, debentures and other evidences of indebtedness of a type that includes the notes. As discussed above, upon our termination, winding up, liquidation or reorganization, including as a result of any liquidation, reorganization or other insolvency proceeding under the bankruptcy laws or any other applicable insolvency law, the indebtedness and obligations ranking equally with the notes will participate ratably in any of our assets remaining after the payment in full of all of our senior debt. In such circumstances, our indebtedness and other obligations junior in right of payment to the notes, such as the junior subordinated debentures, will not be entitled to receive any payments until the notes and all of our indebtedness and obligations ranking equally in right of payment to the notes have been paid in full.

All liabilities of the Bank, including deposits, and our other subsidiaries, including each subsidiary’s liabilities to general creditors arising during its ordinary course of business or otherwise, will be effectively senior in right of payment to the notes to the extent of the assets of such subsidiary because, as a shareholder of the subsidiary, we do not have any rights to the assets of the subsidiary except if the subsidiary declares a dividend payable to us or if there are assets of the subsidiary remaining after it has discharged its liabilities to its creditors in connection with its liquidation. Over the term of the notes, we may need to rely primarily on dividends paid to us by the Bank, which is a regulated financial institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the notes at their maturity, we may rely on the funds we receive from dividends paid to us by our subsidiaries, but will likely have to rely on the proceeds of borrowings and other securities we sell to pay the principal amount of the notes. Regulatory rules may restrict the Bank’s ability to pay dividends or make other distributions to us or to provide funds to us by other means. As a result of the foregoing, with respect to the assets of each of our subsidiaries, our creditors (including the holders of the notes) are structurally subordinated to the prior claims of creditors of any such subsidiary, including the depositors of the Bank, except to the extent that we may be a creditor with recognized claims against any such subsidiary.

As discussed above, neither the notes nor the indenture contains any limitation on the amount of senior debt or other obligations ranking senior to or equally with the indebtedness evidenced by the notes that we, the Bank or any of our other subsidiaries may incur. As of September 30, 2014, the Company had no senior debt outstanding and $12.0 million of subordinated indebtedness (which was our existing junior subordinated debentures underlying outstanding trust preferred securities) outstanding ranking junior to the notes. At September 30, 2014 we had short-term credit facilities with other commercial banks totaling $12.0 million of which none was outstanding. Any indebtedness and liabilities of the Bank or our other subsidiaries is not a part of our senior debt. The notes will be effectively subordinate to all of the existing and future indebtedness and liabilities, including deposit liabilities, of our subsidiaries, including the Bank. As of September 30, 2014, the Bank and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities aggregating $915 million, excluding intercompany liabilities, all of which were structurally superior in right of payment to the notes.

Redemption and Redemption Upon Special Events

We may, at our option, beginning with the interest payment date of           , 2020 and on any interest payment date thereafter, redeem the notes, subject to prior approval of the Federal Reserve. Any partial redemption will be made on a pro rata basis, by lot or by any other method which the Trustee deems fair and appropriate. The notes are not subject to repayment at the option of the holders. The notes may not otherwise be redeemed prior to maturity, except we may, at our option, redeem the notes before the scheduled maturity of the notes in whole, at any time after the date on which we sell the notes to investors, in the event of:

(1) a “Tax Event,” which is defined in the indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of our federal income tax returns or positions or a similar audit of any of our subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the notes, in each case, occurring or becoming publicly known on or after the date of the issuance of the notes, resulting in more than an insubstantial risk that the interest payable on the notes is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;

(2) a “Tier 2 Capital Event,” which is defined in the indenture to mean the receipt by us of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the notes, the notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to us; or

(3) our becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

Any such redemption of the notes will be at a redemption price equal to the principal amount of the notes plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption, call or repurchase of the notes following one of these events would require prior approval of the Federal Reserve.

Our election to redeem any notes upon the occurrence of any of the enumerated events above will be provided to the trustee in the form of an Officer’s Certificate, at least 60 days prior to the redemption date. In case of any such election, notice of redemption must be provided at any time after giving not less than 30 nor more than 60 days’ notice of such redemption to the holders of the notes.

The Notes Intended to Qualify as Tier 2 Capital

The notes are intended to qualify as Tier 2 capital under the capital rules established by the Federal Reserve for bank holding companies that became effective January 1, 2014 and the guidelines of the Federal Reserve for bank holding companies under the Basel III framework that became effective on January 1, 2015. The rules set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;
•	be subordinated to depositors and general creditors, which, in our case, will be to the holders of our senior debt;
•	not contain provisions permitting the holders of the notes to accelerate payment of principal prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of the institution; and
•	not contain provisions permitting the institution to redeem or repurchase the notes prior to the maturity date without prior approval of the Federal Reserve, except upon the occurrence of certain special events.

Events of Default; Limitation on Suits

Under the indenture, an event of default will occur if we fail to pay any interest on the notes offered hereby and any notes of the same series offered in the future and such failure continues for 30 days, we fail to pay the principal of any notes of that series when due, whether at maturity or upon redemption, or we default in the performance of any term, covenant or warranty contained in the indenture, other than a term, covenant or warranty added to the indenture solely for the benefit of any other series of subordinated debt securities issued under the indenture, and such default continues for 90 days after written notice as provided in the indenture. In addition, an event of default will occur if the Company, pursuant to any bankruptcy law:

•	commences a voluntary case,
•	consents to the entry of any order for relief against it in an involuntary case,
•	consents to the appointment of a custodian of it or for all or substantially all of its property, or
•	makes a general assignment for the benefit of its creditors; or
•	a court of competent jurisdiction enters an order or decree under any bankruptcy law that:
º	is for relief against the Company in an involuntary case;
º	appoints a custodian of the Company or for all or substantially all of its property; or
º	orders the liquidation of the Company; and the order or decree remains unstayed and in effect for 90 days.

Neither the trustee nor the holders of the notes will have the right to accelerate the maturity of the notes in the case of our failure to pay the principal of, or interest on, the notes or our non-performance of any other covenant or warranty under the notes or the indenture. Nevertheless, during the continuation of such an event of default under the notes, the trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of notes to regularly scheduled payments of interest and of principal at the scheduled maturity of the notes, as well as the performance of any covenant or agreement in the indenture. Any such rights to receive payment of such amounts under the notes remain subject to the subordination provisions of the notes as discussed above under “— Subordination of the Notes.”

If an insolvency event of default occurs and is continuing, the principal amount and accrued and unpaid interest on the notes shall become immediately due and payable, without the need for any action on the part of the holders of the notes or the trustee, subject to the broad equity powers of a federal bankruptcy court and the determination by that court of the nature and status of the payment claims of the holders of the notes. At any time after acceleration with respect to the notes has occurred, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in aggregate principal amount of outstanding notes of the series of which the notes offered hereby are a part and other affected series of securities issued under the indenture, voting as one class, may waive all defaults and rescind and annul any acceleration occurring as to any and all securities of such series, including the notes, but only if (1) we have paid or deposited with the trustee a sum of money sufficient (a) to pay all overdue installments of any interest that have become due otherwise, (b) the principal of and any premium that have become due otherwise than by such declaration of acceleration and, to the extent permitted by applicable law, interest thereon at the rate of interest borne by these securities, (c) to the extent permitted by applicable law, interest upon installments of any interest, if any, that have become due otherwise than by such declaration of acceleration at the rate of interest borne by these securities and (d) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and (2) all events of default with respect to the notes other than the nonpayment of the principal of the notes that shall have become due solely by such acceleration, shall have been cured or waived as provided in the indenture. Even in the event of an acceleration of the maturity of the notes upon the occurrence of an insolvency event, the rights of the holders of the notes to receive payment of the principal of, and accrued and unpaid interest on, the notes remain subject to the subordination provisions of the notes as discussed above under “— Subordination of the Notes.”

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes unless such holders shall have offered to the trustee indemnity or security satisfactory to the trustee against the costs, expenses and liabilities that may be incurred by it in complying with such request or direction. Subject to certain provisions in the indenture, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

Clearance and Settlement

DTC, in this capacity, will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. A fully registered global note, representing the total aggregate principal amount of the notes issue and sold, will be executed and deposited with DTC and will bear a legend disclosing the restrictions on exchanges and registration of transfer referred to below. See “Form, Denominations and Registration; Book Entry Only System” in the accompanying prospectus for more information concerning DTC and its facilitation of clearance and post-trade settlement of transactions among its participants.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes, so long as the corresponding securities are represented by a global note.

Purchases of securities under the DTC system must be made by or through direct participants in DTC, who will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments made with respect to the notes, as such payments will be forwarded by the paying agent for the notes to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the notes entitled to the benefits of the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership of those securities. DTC does not have, and is not anticipated to have, any knowledge of the actual beneficial owners of the notes, as DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to the Company or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the notes will be authenticated and delivered to or at the direction of DTC.

As long as DTC or its nominee is the registered owner of the global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global note and all notes represented by this certificate for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in global note:

•	will not be entitled to have such global note or the notes represented by these certificates registered in their names;
•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global note; and
•	will not be considered to be owners or holders of the global note or any notes represented by a global note for any purpose under the instruments governing the rights and obligations of holders of such securities.

All redemption proceeds, payments of principal of, and interest on, the notes represented by the global note and all transfers and deliveries of such global note will be made to DTC or its nominee, as the case may be, as the registered holder of the global note. DTC’s practice is to credit its direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or its agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners of the notes will be governed by standing instructions and customary practices of those participants, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the Company, the trustee or any of their respective agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and payments of principal of, or interest on, the notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) are the responsibility of the Company or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners of the notes will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global note will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in the global note will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in the global note may be subject to various policies and procedures adopted by DTC from time to time. None of the Company, the trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in the global note, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global note among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither the Company nor the trustee nor any of their agents will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC or the standby instructions or customary procedures of the participants.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of the notes to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the notes.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the indenture only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

Regarding the Indenture Trustee

Wilmington Trust, National Association will act as trustee under the indenture pursuant to which the notes will be issued. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. Wilmington Trust is also the trustee under the indenture pursuant to which we may issue our debt securities that will be senior debt for purposes of the notes.

Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under the notes, or upon the occurrence of a default under another indenture under which Wilmington Trust serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the indenture. In that event, we would be required to appoint a successor trustee.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. This discussion is based upon the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

The discussion generally applies only to beneficial owners that purchase notes in the initial offering at their original issue price (i.e., the first price at which a substantial amount of the notes is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash and hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers such as banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders of notes that are pass-through entities or the investors in such pass-through entities, dealers in securities or foreign currency, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, traders in securities that elect a mark-to-market method of accounting, investors liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, and persons holding notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction or risk reduction transaction. The discussion does not address the tax consequences of the ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and does not address any non-income tax considerations or any foreign, state or local tax consequences. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

As used herein, a “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust validly elected to be treated as a U.S. person under applicable Treasury regulations. A Non-U.S. Holder is a beneficial owner of notes, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns any of the notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of notes that are partnerships or partners in such partnerships should consult their own tax advisors.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX AND OTHER FEDERAL TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

U.S. Holders

Payments of Interest.  Payments of stated interest on a note will generally be taxable to U.S. Holders as ordinary interest income at the time such interest payments are accrued or received, depending on the holder’s regular method of accounting for federal income tax purposes. It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury regulations).

Sale, Exchange or Redemption of the Notes.  Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, will be treated as ordinary interest income), and such holder’s tax basis in the note. A U.S. Holder’s tax basis in the note will generally equal the amount such holder paid for the note. Any gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder held the note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting.  In general, a U.S. Holder will be subject to federal backup withholding on payments on the notes and the proceeds of a sale or other disposition of the notes if such holder fails to provide its correct taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, provided that the required information is furnished to the Internal Revenue Service in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

In addition, information reporting generally will apply to certain payments of interest on the notes and to the proceeds of the sale or other disposition (including a retirement or a redemption) of a note paid to a U.S. Holder unless such holder is an exempt recipient.

Non-U.S. Holders

Payments of Interest.  Subject to the discussion below regarding effectively connected income and backup withholding, payments of interest on the notes to a Non-U.S. Holder generally will not be subject to federal income or withholding tax, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;
•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and
•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In addition, for this exemption from federal withholding tax to apply, a Non-U.S. Holder must provide the applicable withholding agent with a properly completed and executed Form W-8BEN, or other appropriate documentation, as provided for in Treasury regulations, certifying that it is not a U.S. person. If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder will be required to provide appropriate documentation to the agent. Such holder’s agent will then be required to provide such documentation to the applicable withholding agent.

A Non-U.S. Holder may also be entitled to the benefits of an income tax treaty under which interest on the notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, provided that a properly completed and executed Form W-8BEN claiming the exemption from or reduction in withholding is furnished to the applicable withholding agent and any other applicable procedures are complied with.

Sale, Exchange or Redemption of the Notes.  Generally, any gain realized on the sale, exchange, redemption or other taxable disposition of a note (other than amounts properly attributable to accrued and unpaid interest, to the extent not previously included in income, which generally will be treated as described under “— Non-U.S. Holders — Payments of Interest” or “— Non-U.S. Holders — Effectively Connected Income”) will be exempt from U.S. federal income and withholding tax, unless:

•	the gain is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States; or
•	if the Non-U.S. Holder is an individual, such Non-U.S. Holder is present in the United States for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

See the discussion below under “— Non-U.S. Holders — Effectively Connected Income” if the gain derived from the disposition is described in the first bullet point above. If the Non-U.S. Holder is an individual described in the second bullet point above, the Non-U.S. Holder will be subject to U.S. federal income tax on the gain derived from the disposition at a 30% rate (or such lower rate as may be prescribed under an applicable income tax treaty), which gain may be offset by U.S. — source capital losses.

Effectively Connected Income.  If interest or gain recognized on a note is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States, then such interest or gain will be exempt from the U.S. federal withholding tax discussed above if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed Form W-8ECI, but such interest or gain generally will be subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates. In addition to regular U.S. federal income tax, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such holder qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting.  Payments of interest, and proceeds of a sale or other disposition of the notes, to a Non-U.S. Holder may be subject to annual information reporting and U.S. federal backup withholding on payments unless such Non-U.S. Holder provides the certification described above under either “— Non-U.S. Holders — Payments of Interest” or “— Non-U.S. Holders —  Effectively Connected Income” or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any), provided that the required information is furnished to the Internal Revenue Service in a timely manner. In addition, the applicable withholding agent generally will be required to file information returns with the IRS reporting interest payments on the notes. Copies of the information returns may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

FATCA

The Foreign Account Tax Compliance Act, which we refer to as FATCA, generally applies to payments made after June 30, 2014 (in the case of interest payments) and December 31, 2016 (in the case of disposition proceeds), with respect to debt issued by a U.S. person. These new withholding rules generally are only effective for debt issued on or after July 1, 2014. Under the current rules, we or our paying agent (in its capacity as such) would be required to deduct and withhold a tax equal to 30% of any payments made on our obligations to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign institution or entity is acting as an intermediary), and any person having the control, receipt, custody, disposal, or payment of any gross proceeds of a sale or other disposition of our obligations would be required to deduct and withhold a tax equal to 30% of any such proceeds, unless (1) in the case of a foreign financial institution, such institution entered into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (2) in the case of a non-financial foreign entity, such entity provided the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity or (3) the payee was otherwise exempt from, or deemed compliant with, the requirements of FATCA. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Withholding under FATCA may be applicable even if payments on the notes are otherwise not subject to withholding. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on an investment in the notes.

CERTAIN ERISA CONSIDERATIONS

Each person considering the use of the assets of (1) a pension, profit-sharing or other employee benefit plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, (2) an individual retirement account, Keogh plan or other retirement plan, account or arrangement that is subject to Section 4975 of the Code, or (3) an entity such as a collective investment fund, partnership, separate account or insurance company general accounts whose underlying assets include the assets of such plans or accounts ((1), (2) and (3) are collectively referred to as the Plans, to purchase or hold the notes should consider whether an investment in the notes would be consistent with the documents and instruments governing the plan and with its fiduciary duties, including satisfaction of applicable prudence and diversification requirements, and whether the purchase or holding of the notes would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. Each person considering the use of the assets of any other plan subject to federal, state, local or non-U.S. laws that are similar to Title I of ERISA or Section 4975 of the Code, which we refer to as Similar Laws, should consider whether the purchase or holding of the notes would violate any Similar Laws.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in certain transactions involving “Plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA, or a loss of tax-exempt status and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

The purchase or holding of the notes by or on behalf of a Plan with respect to which the Company, the underwriter, the trustee or any of their respective affiliates are or become a party in interest or a disqualified person may constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the notes are purchased or held pursuant to and in accordance with an applicable exemption.

Certain prohibited transaction class exemptions, or PTCEs, issued by the U.S. Department of Labor may provide exemptive relief for prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions include PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither the entity that is the party in interest or disqualified person (i.e., the issuer of the notes, the underwriter or the trustee, as applicable) nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Accordingly, the notes may not be purchased or held by any Plan or any entity whose underlying assets include “Plan assets” by reason of any Plan’s investment in the entity or any person investing “Plan assets” of any Plan, unless (1) such purchase or holding is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or (2) there is some other basis on which the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Each purchaser or holder of the notes or any interest therein, and each person making the decision to purchase or hold the notes on behalf of any such purchaser or holder, will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that on each day from the date on which the purchaser or holder acquires its interest in the notes to the date on which the purchaser or holder disposes of its interest in the notes, such purchaser and holder, by its purchase or holding of the notes or any interest therein, (1) is not a Plan and its purchase and holding of the notes is not made on behalf of or with “Plan assets” of any Plan, or (2) if it is a Plan or its purchase and holding of the notes is made on behalf of or with “Plan assets” of a Plan, then (A) its purchase and holding of the notes will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (B) none of the Company, the underwriter, the trustee, nor any of their affiliates is acting as a fiduciary (within the meaning of Section 3(21) of ERISA) in connection with the purchase or holding of the notes nor have they provided any advice that has formed or may form a basis for any investment decision concerning the purchase or holding of the notes. Each purchaser and holder of the notes or any interest therein, and each person making the decision to purchase or hold the notes on behalf of any such purchaser or holder, or on behalf of any governmental plan, church plan or foreign plan, will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), by its purchase or holding of the notes or any interest therein, that such purchase and holding does not violate any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with “Plan assets” of any Plan (or on behalf of or with the assets of any plan subject to Similar Law) consult with their counsel regarding the relevant provisions of ERISA, the Code and any Similar Laws and the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or any other applicable exemption or basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or a violation of any applicable Similar Laws.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any applicable Similar Laws. The sale of any notes to any Plan (or plan subject to Similar Laws) is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans (or plans subject to Similar Laws) generally or any particular Plan (or plan subject to Similar Laws), or that such an investment is appropriate for Plans (or plans subject to Similar Laws) generally or any particular Plan (or plan subject to Similar Laws).

UNDERWRITING

We have entered into an underwriting agreement with Keefe, Bruyette & Woods, Inc., as underwriter, with respect to the notes being offered pursuant to this prospectus supplement. The underwriting agreement provides that the obligations of the underwriter to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriter will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

Notes sold by the underwriter to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. The offering of the notes by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The underwriter has advised us that it does not intend to confirm sales to any account over which they exercise discretionary authority.

Discounts, Commissions and Expenses

The following table shows the per note and total underwriting discounts and commissions we will pay the underwriter:

Per note		%
Total	$

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $    , which expenses are payable by us. We have agreed to reimburse the underwriter for certain of its offering expenses, including legal fees and expenses, and marketing syndication and travel expenses.

Indemnification

We have agreed to indemnify the underwriter, and persons who control the underwriter, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriter may be required to make in respect of these liabilities.

No Public Trading Market

There is currently no public trading market for the notes. In addition, we have not applied and do not intend to apply to list the notes on any securities exchange or to have the notes quoted on an automated dealer quotation system. The underwriter has advised us that it intends to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making in the notes at any time in its sole discretion and without prior notice. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time, or that the price you receive when you sell will be favorable.

Stabilization

In connection with this offering of the notes, the underwriter may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing, or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. The underwriter may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriter a portion of the underwriting discount received by it because the representative has repurchased notes sold by or for the account of such underwriter in stabilizing or syndicate covering transactions. Stabilizing transactions and syndicate covering transactions, and together with the imposition of a penalty bid, may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriter engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter or by its affiliates.

Other than the prospectus supplement and the accompanying prospectus in electronic format, information on such websites and any information contained in any other website maintained by the underwriter or any of its affiliates is not part of this prospectus supplement or our registration statement of which the related prospectus forms a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter and should not be relied on by investors.

Our Relationships with the Underwriter

The underwriter and its affiliates have engaged, and may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. It has received, or may in the future receive, customary fees and commissions for these transactions. Keefe, Bruyette & Woods, Inc. was the sole book-running manager of our September 2013 common stock offering.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Matters

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We and the underwriter require that the persons into whose possession this prospectus supplement comes inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Kilpatrick Townsend & Stockton LLP, Washington, DC. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Silver, Freedman, Taff & Tiernan LLP, Washington, DC.

EXPERTS

The consolidated financial statements of Community Financial as December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 have been incorporated herein, in reliance upon the reports of Stegman & Company, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

The Community Financial Corporation

Debt Securities
Common Stock
Preferred Stock
Warrants
Depositary Shares
Units

We may offer and sell from time to time, in one or more series, our unsecured debt securities, which may consist of notes, debentures, or other evidences of indebtedness; shares of our common stock; shares of our preferred stock; warrants to purchase other securities; depositary shares; or units consisting of a combination of two or more of these securities. The debt securities and preferred stock may be convertible into or exchangeable for other securities of ours. This prospectus provides you with a general description of these securities. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement and, if necessary, a pricing supplement, that will describe the specific amounts, prices and terms of the securities being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of the securities offered, you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the securities we are offering.

Our common stock is listed on the Nasdaq Capital Market under the symbol “TCFC.”

Investment in any securities offered by this prospectus involves risk. See “Risk Factors” on page 4 of this prospectus and the risk factors disclosed in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement or free writing prospectus accompanying this prospectus.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 5, 2014.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

•	this prospectus, which provides general information, some of which may not apply to your securities;
•	the accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and
•	if necessary, a pricing supplement, which describes the specific terms of your securities.

If the terms of your securities vary among the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

•	the pricing supplement, if any;
•	the prospectus supplement; and
•	the prospectus.

We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about, and comply with, any restrictions as to the offering of the securities and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell the debt securities, common stock, preferred stock, warrants, depositary shares or units consisting of a combination of these securities described in this prospectus in one or more offerings, up to $75,000,000. This prospectus provides you with a general description of the securities covered by it. Each time we offer any of these securities, we will provide a prospectus supplement that will contain specific information about the terms of the offer. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Community Financial,” “we,” “us,” “our,” “Company” or similar references mean The Community Financial Corporation. References in this prospectus to “Community Bank” and “Bank” mean Community Bank of the Chesapeake, the wholly-owned banking subsidiary of The Community Financial Corporation. The Bank is a Maryland-chartered commercial bank and a member bank of the Board of Governors of the Federal Reserve System (“Federal Reserve”). The main office of the Bank is located in Waldorf, Maryland.

As used in this prospectus, the term “Series C preferred stock” refers to the shares of Community Financial’s Series C Senior Non-Cumulative Perpetual Preferred Stock having a liquidation preference of $1,000 per share, which were issued on September 22, 2011 pursuant to a Securities Purchase Agreement with the Secretary of the U.S. Treasury (“Treasury”) under the Small Business Lending Fund program.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Date Filed (as applicable)
Annual Report on Form 10-K	Year ended December 31, 2013
Quarterly Report on Form 10-Q	Quarters ended March 31, 2014 and June 30, 2014
Current Reports on Form 8-K (in each case other than those portions furnished under Items 2.02 or 7.01 of Form 8-K)	Our Current Reports on Form 8-K filed with the SEC on February 11, 2014 and May 8, 2014
The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A	Filed with the SEC on March 25, 2014

This prospectus also incorporates by reference the description of our common stock contained in our registration statement on Form 8-A, filed on September 26, 2013, including any amendment or report filed to update such description.

In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of our initial registration statement relating to the securities until the completion of the distribution of the securities covered by this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

The information incorporated by reference contains information about us and our financial condition and results of operation and is an important part of this prospectus.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s Internet world wide web site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

The Community Financial Corporation
3035 Leonardtown Road
Waldorf, Maryland 20601
Attention: Marlene Smith
Telephone: (301) 645-5601

In addition, we maintain a corporate web site, www.cbtc.com. On our web site, we make available our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such materials with, or furnish it to, the SEC. This reference to our web site is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the web site into this prospectus.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, as well as other written communications made from time to time by us and oral communications made from time to time by our authorized officers, may contain statements relating to our future results (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to our financial condition, expected or anticipated revenue, and results of our operations and business, including earnings growth determined using generally accepted accounting principles; origination volume in our mortgage, commercial and consumer lending businesses; competitive products and pricing; demand for loans and deposits; asset quality, loan delinquency rates and levels of non-performing assets; impairment charges with respect to investment securities; current and future capital management programs; non-interest income levels; market share; our ability to control costs and expenses; and other business operations and strategies. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

We caution you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to:

•	the factors identified below and in this prospectus under the heading “Risk Factors;”
•	prevailing economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the banking industry;
•	interest rate trends, changes in interest rates, deposit flows, loan demand, real estate values and competition, which can materially affect, among other things, origination levels in our lending businesses and the level of defaults, losses and prepayments on loans we have made and make;
•	changes in the quality or composition of the loan or investment portfolios;
•	factors driving impairment charges on investments;
•	our ability to retain key members of management;
•	our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames;
•	our timely development of new and competitive products or services in a changing environment, and the acceptance of such products or services by customers;
•	operational issues and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems, on which we are highly dependent;
•	changes in accounting principles, policies, and guidelines;
•	changes in any applicable law, rule, regulation or practice with respect to tax or legal issues;

•	litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of other matters before regulatory agencies, whether pending or commencing in the future; and
•	other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date of this prospectus. Except as may be required by applicable law or regulation, we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

THE COMMUNITY FINANCIAL CORPORATION

The Community Financial Corporation, headquartered in Waldorf, Maryland and organized in 1989, is the bank holding company for Community Bank of the Chesapeake, a Maryland-chartered commercial bank subject to supervision and regulation by the Federal Reserve and the Commissioner of Financial Regulation of the State of Maryland (the “Commissioner”). Community Bank of the Chesapeake was founded in 1950 as Tri-County Building and Loan Association of Waldorf, a mutual savings and loan association. In 1986, the Bank converted to a federal stock savings bank and, in 1997, converted to a Maryland-chartered commercial bank and adopted the name Community Bank of Tri-County. The Bank changed its name to Community Bank of the Chesapeake effective October 18, 2013.

Community Bank of the Chesapeake provides financial products and services for businesses and retail customers through its main office in Waldorf, Maryland, and eleven branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland and Dahlgren and Fredericksburg, Virginia. The Bank originates loans through loan production offices (“LPOs”) located in La Plata, Leonardtown and Prince Frederick, Maryland and Fredericksburg, Virginia. The Bank opened its fifth LPO in Annapolis, Maryland in October 2014. Community Bank focuses its commercial business generation efforts on targeting small and medium sized businesses with annual revenues between $5.0 million and $35.0 million. In addition, the Bank services the retail banking needs of the communities surrounding its branch locations with retail deposit and loan products. Community Bank’s deposit accounts are insured by the Deposit Insurance Fund (the “DIF”) administered by the Federal Deposit Insurance Corporation (the “FDIC”).

As of June 30, 2014, Community Financial had consolidated assets of $1.03 billion, consolidated deposits of $818.5 million and consolidated stockholders’ equity of $113.2 million. Shares of our common stock are traded on the NASDAQ Capital Market under the trading symbol “TCFC.”

Our principal executive offices are located at 3035 Leonardtown Road, Waldorf, Maryland 20604 and our telephone number is (301) 645-5601. We maintain an Internet website at www.cbtc.com. Neither this website nor the information on this website is included or incorporated into, or is a part of, this prospectus.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 1.

RISK FACTORS

An investment in our securities involves significant risks. Our business, operating results and cash flows can be impacted by a number of factors, any one of which could cause our actual results to vary materially from recent results or from our anticipated future results. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include financing possible acquisitions of branches or other financial institutions or financial service companies, extending credit to, or funding investments in, our subsidiaries and repaying, reducing or refinancing indebtedness, including our Series C preferred stock.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges and our ratio of combined fixed charges and preferred stock dividends to earnings. You should read this table in conjunction with the consolidated financial statements and notes to the consolidated financial statements that are incorporated by reference into this prospectus.

A statement setting forth details of the computation of the ratios below is included as Exhibit 12.1 to the registration statement.

	Six Months Ended June 30, 2014	Years Ended December 31,
		2013	2012	2011	2010	2009
Ratios of Earnings to Fixed Charges
Including deposits	2.43	2.36	1.73	1.36	1.55	1.28
Excluding deposits	5.62	6.05	4.58	2.95	3.80	2.14
Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Including deposits	2.32	2.27	1.68	1.26	1.41	1.18
Excluding deposits	4.88	5.25	4.00	2.09	2.54	1.60

We have computed the ratio of earnings to combined fixed charges and preferred stock dividends set forth above by dividing pre-tax income before fixed charges and preferences by fixed charges and preference dividends. Fixed charges are the sum of:

•	interest expensed and capitalized;
•	amortized premiums, discounts and capitalized expenses related to indebtedness;
•	an estimate of the interest within rental expense; and
•	preference security dividend requirements of consolidated subsidiaries.

REGULATION AND SUPERVISION

Our banking subsidiary, Community Bank, is a Maryland-chartered commercial bank and its deposit accounts are insured by the DIF of the FDIC. The Bank is a member of the Federal Reserve and Federal Home Loan Bank systems. The Bank is subject to supervision, examination and regulation by the Commissioner and the Federal Reserve. Asset growth, deposits, reserves, investments, loans, consumer law compliance, issuance of securities, payment of dividends, establishment of banking offices, mergers and consolidations, changes in control, electronic funds transfer, management practices and other aspects of operations are subject to regulation by the appropriate federal and state supervisory authorities.

Community Bank must file reports with the Commissioner and the Federal Reserve concerning its activities and financial condition, in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other depository institutions. Furthermore, Community Bank is periodically examined by the Commissioner and the Federal Reserve to assess compliance with various regulatory requirements, including safety and soundness considerations. This regulation and supervision establishes a comprehensive framework of activities in which Community Bank can engage, and is intended primarily for the protection of the DIF and depositors rather than for the protection of security holders. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of loan loss allowances for regulatory purposes.

As a bank holding company, we are subject to comprehensive regulation, examination and supervision by the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and the regulations of the Federal Reserve. The Federal Reserve also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders, and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities and the preferred stock and common stock we are offering under this prospectus, to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

The Federal Reserve has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that the company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a bank holding company experiencing serious financial problems to borrow funds to pay dividends. Under the prompt corrective action regulations adopted by the Federal Reserve, the Federal Reserve may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.”

Further, a Maryland-chartered commercial bank may only pay dividends from undivided profits or, with the prior approval of the Commissioner, its surplus in excess of 100% of required capital stock. A Maryland bank is further prohibited from declaring a dividend on its shares of common stock until its surplus fund equals the amount of required capital stock or, if the surplus fund does not equal the amount of capital stock, in an amount in excess of 90% of net earnings.

Without the approval of the Federal Reserve, a state member bank may not declare or pay a dividend if the total of all dividends declared during the year exceeds its net income during the current calendar year and retained net income for the prior two years. The Bank is further prohibited from making a capital distribution if it would be undercapitalized after payment of the dividend within the meaning of the prompt corrective action regulations. For additional restrictions on our ability to pay dividends, see “Description of Common Stock — Dividends.”

For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to us, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2013, and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. A change in the statutes, regulations or regulatory policies applicable to us or our subsidiaries may have a material effect on our business.

Changes to the laws and regulations can affect the operating environment of bank holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether those changes in laws and regulations will occur, and, if changes do occur, the ultimate effect they would have upon our or our subsidiaries’ financial condition or results of operations.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be:

•	our direct unsecured general obligations; and
•	either senior debt securities or subordinated debt securities.

Senior debt securities will be issued under an indenture we call the “senior indenture” and subordinated debt securities will be issued under a separate indenture we call the “subordinated indenture.” Together the senior indenture and the subordinated indenture are called the “indentures,” and the senior debt securities and the subordinated debt securities are called “debt securities.”

We have not restated these indentures in their entirety in this description. We have filed the forms of the indentures as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures, because they, and not this description, control your rights as holders of the debt securities. The following description of the indentures is not complete and is subject to, and qualified in its entirety by reference to, all the provisions in the respective indentures. In the summary below, we have included references to section numbers of the applicable indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indentures.

Neither indenture limits the amount of debt securities that we may issue under the indenture from time to time in one or more series. We may in the future issue debt securities under either indenture. At the date of this prospectus, we had not issued any debt securities under either indenture.

We could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

The debt securities will be our exclusive obligations. Neither indenture requires our subsidiaries to guarantee the debt securities. As a result, the holders of debt securities will generally have a junior position to claims of all creditors and preferred stockholders of our subsidiaries.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and any supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the form and title of the debt securities;
•	whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;
•	any limit on the aggregate principal amount of the debt securities;
•	the person to whom any interest on a debt security of the series will be paid;
•	the date or dates on which we must repay the principal;
•	the denominations in which the debt securities will be issued;
•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;
•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;
•	the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;
•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;
•	the place where the principal of, and premium, if any, and interest on any debt securities will be payable;

•	the date or dates on which the debt securities will be issued and the principal, and premium, if any, of the debt securities that will be payable;
•	the rate or rates, which may be fixed or variable, that the debt securities will bear interest and the interest payment dates for the debt securities;
•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;
•	any mandatory or optional redemption provisions;
•	the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;
•	affirmative, negative and, with the case of our of senior debt securities, financial covenants applicable with respect to the debt securities of the series;
•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;
•	any deletion from, changes of or additions to the Events of Default (as defined below) or covenants;
•	any changes to the terms and condition upon which the debt securities can be defeased or discharged;
•	any restriction or other provision with respect to the transfer or exchange of the debt securities;
•	the identity of any other trustee, paying agent and security registrar, if other than the trustee; and
•	any other terms of the debt securities (Section 3.01).

We will maintain in each place specified by us for payment of any series of debt securities an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the related indenture may be served (Section 10.02).

Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in any related prospectus supplement. “Original issue discount security” means any security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an event of default and the continuation thereof (Section 1.01).

Provisions Only in the Senior Indenture

Payment of the principal, premium, if any, and interest on the senior debt securities will rank equally in right of payment with all of our other unsecured senior debt.

Provisions Only in the Subordinated Indenture

Payment of the principal, premium, if any, and interest on the subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to prior payment in full of all of our senior indebtedness, including senior debt securities and other debt to the extent described in a prospectus supplement. (Section 14.01 of the subordinated indenture.)

Provisions in Both Indentures

Consolidation, Merger or Asset Sale

Each indenture generally allows us to consolidate or merge with a domestic person, association or entity. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a domestic person, association or entity. If this happens, the remaining or acquiring person, association or entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

However, we will only consolidate or merge with or into any other person, association or entity or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the indentures, which include the following requirements:

•	the remaining or acquiring person, association or entity is organized under the laws of the United States, any state within the United States or the District of Columbia;
•	the remaining or acquiring person, association or entity assumes our obligations under the indentures; and
•	immediately after giving effect to the transaction, no Default or Event of Default, as defined below, shall have occurred and be continuing.

The remaining or acquiring person, association or entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the indentures. (Sections 8.01 and 8.02)

Events of Default and Remedies

In the indentures, “Default” with respect to any series of debt securities means any event that is, or after notice or lapse of time or both would become, an Event of Default.

In the indentures, Event of Default with respect to any series of debt securities means any of the following:

•	failure to pay the principal of or any premium on any debt security of that series when due;
•	failure to pay interest on any debt security of that series for 30 days;
•	subject to certain exceptions, failure to perform any other covenant in the indenture, other than a covenant a default in the performance of which has expressly been included in the indenture solely for the benefit of series of debt securities other than that series, that continues for 90 days after being given written notice as specified in the indenture;
•	our bankruptcy, insolvency or reorganization; or
•	any other Event of Default included in any indenture or supplemental indenture. (Section 5.01)

If an Event of Default with respect to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of a particular series may declare the principal of all the debt securities of that series to be due and payable. When such declaration is made, such amounts will be immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and its consequences if all existing Events of Default have been cured or waived, other than nonpayment of principal or interest that has become due solely as a result of acceleration. (Section 5.02)

Holders of a series of debt securities may not enforce the indenture or the series of debt securities, except as provided in the indenture or a series of debt securities. (Section 5.07) The trustee may require indemnity satisfactory to it before it enforces the indenture or such series of debt securities. (Section 6.03) Subject to certain limitations, the holders of a majority in principal amount of the outstanding debt securities of a particular series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee. (Section 5.12) The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee considers such withholding of notice to be in the best interests of the holders. (Section 6.02)

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. Further, an Event of Default under the debt securities of any series will not necessarily constitute an event of default under our other indebtedness or vice versa.

Modification of Indentures

Under each indenture, generally we and the trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of any series affected by the modification, voting as one class. No modification of the principal or interest payment terms, no modification reducing the percentage required for modifications, no change in our obligation to maintain an office or agency for payment of the debt securities and no modification impairing the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent. (Section 9.02)

In addition, we and the trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes, such as:

•	curing ambiguities or correcting defects or inconsistencies;
•	evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;
•	providing for a successor trustee;
•	qualifying the indentures under the Trust Indenture Act of 1939, as amended, which we refer to in this prospectus as the “Trust Indenture Act”;
•	complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded; or
•	adding provisions relating to a particular series of debt securities that does not materially adversely affect the interests of any holder of debt securities of any series. (Section 9.01)

Discharging Our Obligations

We may choose either to discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due from the date of defeasance to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. (Section 13.02)

We may discharge our obligations on the debt securities of any series or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Concerning the Indenture Trustee

We will designate a trustee under the senior indenture and the subordinated indenture before the issuance of the debt securities.

Under provisions of the indentures and the Trust Indenture Act governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior or subordinated debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. (Section 6.10)

Each indenture contains certain limitations on the right of the trustee thereunder, if it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise. (Section 6.13)

The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all conditions precedent to the action. (Section 1.02)

Governing Law

The indentures are and the debt securities will be governed by the laws of the State of New York.

No Personal Liability of Officers, Directors, Employees or Stockholders

Our officers, directors, employees and stockholders will not have any liability for our obligations under the indentures or the debt securities. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

Form, Denominations and Registration; Book Entry Only System

Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 3.02) You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Section 3.05)

Unless otherwise indicated in a prospectus supplement, each series of debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or any successor depositary, which we call a “depositary,” and will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

Ownership of beneficial interests in a global note will be limited to persons, called participants, who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities of that series represented by such global note for all purposes of the indenture, the debt securities of that series and applicable law. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those under the applicable indenture.

Payments on debt securities represented by global notes will be made to DTC or its nominee, as the registered owner thereof. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in global notes, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any action taken or omitted to be taken by the depositary or any participant.

We expect that DTC or its nominee will credit participants’ accounts on the payable date with payments in respect of a global note in amounts proportionate to their respective beneficial interest in the principal amount of such global note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be impaired. Because DTC can only act on behalf of participants, who in turn act on behalf of others, such as securities brokers and dealers, banks and trust companies, called indirect participants, the ability of a person having a beneficial interest in a global note to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

DTC will take any action permitted to be taken by a holder of debt securities of a series only at the direction of one or more participants to whose account interests in global notes are credited and only in respect of such portion of the aggregate principal amount of the debt securities of a series as to which such participant or participants has or have given such direction.

If (1) the depositary notifies us that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the applicable indenture and a successor depositary is not appointed by us within 90 days or (2) an Event of Default with respect to a series of debt securities shall have occurred and be continuing, the respective global notes representing the affected series of debt securities will be exchanged for debt securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities will be registered in such name or names as the depositary instructs the trustee. Such instructions will most likely be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global notes.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants, including those who may act as underwriters of our debt securities, and by the New York Stock Exchange, Inc., the NYSE MKT LLC and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others such as indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DESCRIPTION OF COMMON STOCK

Community Financial, which is incorporated under the Maryland General Corporation Law, is authorized to issue 15,000,000 shares of capital stock, $0.01 par value. As of October 16, 2014, we had 4,688,152 shares of common stock outstanding. Our board of directors may at any time, without additional approval of the holders of preferred stock or common stock, issue additional authorized shares of preferred stock or common stock.

Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Voting Rights.  The holders of our common stock are entitled to one vote per share on all matters presented to stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors.

Dividends and Repurchases.  The holders of our common stock are entitled to receive and share equally in any dividends as may be declared by our board of directors out of funds legally available for the payment of dividends. Under Maryland law, we may pay dividends if, after giving effect to such dividends, (1) we will be able to pay our indebtedness as such indebtedness becomes due in the usual course of business and (2) our total assets exceed our total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving dividends.

As of June 30, 2014, we had approximately $12.4 million of junior subordinated debentures issued to two unconsolidated statutory trusts in connection with the issuance by each of the two trusts of trust preferred securities. The terms of the junior subordinated debentures provide that we may defer interest on such instruments for up to 20 consecutive quarters. As of June 30, 2014, we were current on the interest payable pursuant to the junior subordinated debentures. However, if we elect in the future to defer interest on such instruments, our ability to pay dividends on our common stock also will be subject to the prior payment of all accrued but unpaid interest on the junior subordinated debentures.

Liquidation.  Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive their pro rata portion of our remaining assets after payment, or provision for payment, of all our debts and liabilities and often the holders our preferred stock, if any, have been paid in full any sums to which they may be entitled.

No Preemptive or Redemption Rights.  Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Certain Articles and Bylaw Provisions Affecting Stock

Our articles of incorporation and bylaws contain several provisions that may make us less attractive target for an acquisition of control by anyone who does not have the support of our board of directors. Such provisions include, among other things, the requirement of a supermajority vote of stockholders to approve certain business combinations and other corporate actions, a staggered board of directors, and the limitation that stockholder actions may only be taken at a meeting and may not be taken by unanimous written stockholder consent. The foregoing is qualified in its entirety by reference to our articles of incorporation and bylaws, both of which are on file with the SEC.

Maryland Corporate Law

Maryland law contains certain provisions, described below, which may be applicable to Community Financial.

Business Combinations with Interested Stockholders.  The articles of incorporation require the approval of the holders of at least 80% of Community Financial’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with a “related person.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of Community Financial’s board of directors who are unaffiliated with the related person and who were directors before the time when the related person became a related person.

The term “related person” includes any individual, group acting in concert, corporation, partnership, association or other entity (other than Community Financial or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of Community Financial.

A “business combination” includes:

•	any merger or consolidation of Community Financial or a subsidiary of Community Financial with or into a related person;
•	any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage, or any other security device, of all or any substantial part of the assets of the Company (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a related person;
•	any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to the Company or a subsidiary of the Company;
•	the issuance of any securities of the Company or a subsidiary of the Company to a related person; and
•	any reclassification of the common stock of the Company, or any recapitalization involving the common stock of the Company.

Control Share Acquisitions.  Maryland general corporation law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by the corporation’s officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	20% or more but less than 33 1/3%;
•	33 1/3% or more but less than a majority; or
•	a majority of all voting power.

Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special stockholders’ meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to the absence of voting rights as of the date of the last control share acquisition or of any stockholders’ meeting at which the voting rights of the shares are considered and not approved. If voting rights for “control shares” are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock determined for appraisal rights may not be less than the highest price per share paid in the control share acquisition. The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”

The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to an acquisition previously approved or exempted by a provision in the articles of incorporation or bylaws of the corporation.

Restrictions on Ownership

The BHCA generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of us. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of our voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Community Financial, could constitute acquisition of control of the bank holding company. Maryland law generally requires the prior approval of the Commissioner before a person, group of persons, or company may acquire 25% or more of our voting stock or otherwise exercise a controlling influence over the direction of the management or policy of Community Financial or Community Bank.

DESCRIPTION OF PREFERRED STOCK

Series C Preferred Stock

The following is a summary of the material terms of the Series C preferred stock. This summary does not purport to be complete, and is subject to and qualified in its entirety by reference to the Amended and Restated Articles Supplementary for the Series C preferred stock that was filed with the SEC and is also available upon request from us. As of October 16, 2014, 20,000 shares of our Series C preferred stock were outstanding.

Dividends.  The Series C preferred stock is entitled to receive non-cumulative dividends, payable quarterly, on each January 1, April 1, July 1 and October 1. The dividend rate can fluctuate on a quarterly basis during the first 10 quarters during which the Series C preferred stock is outstanding, based upon changes in the level of “Qualified Small Business Lending” or “QSBL” of the Bank. Based upon the increase in the Bank’s level of QSBL over a baseline level, the dividend rate for the initial dividend period has been set at one percent. For the second through ninth calendar quarters, the dividend rate may be adjusted to between one percent and five percent per annum, to reflect the amount of change in the Bank’s level of QSBL. As of June 30, 2014, the dividend rate remains at one percent. If the level of the Bank’s qualified small business loans declines so that the percentage increase in QSBL as compared to the baseline level is less than 10%, then the dividend rate payable on the Series C preferred stock would increase. For the tenth calendar quarter through four and one half years after issuance, the dividend rate will be fixed at between one percent and seven percent based upon the increase in QSBL as compared to the baseline. After four and one half years from issuance, the dividend rate will increase to 9%.

Dividends on the Series C preferred stock are non-cumulative. If for any reason our Board of Directors does not declare a dividend on the Series C preferred stock for a particular dividend period, then the holders of the Series C preferred stock will have no right to receive any dividend for that dividend period, and we will have no obligation to pay a dividend for that dividend period. We must, however, within five calendar days, deliver to the holders of the Series C preferred stock a written notice executed by our Chief Executive Officer and Chief Financial Officer stating our Board of Directors’ rationale for not declaring dividends.

When dividends have not been declared and paid in full on the Series C preferred stock for an aggregate of four or more dividend periods, and during that time we were not subject to a regulatory determination that prohibits the declaration and payment of dividends, we must, within five calendar days of each missed payment, deliver to the holders of the Series C preferred stock a certificate executed by at least a majority of the members of our Board of Directors stating that it used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the directors’ fiduciary obligations. In addition, our failure to pay dividends on the Series C preferred stock for five or more dividend periods will give the holders of the Series C preferred stock the right to appoint a non-voting observer on our Board of Directors, and our failure to pay dividends on the Series C preferred stock for six or more dividend periods will give the holders of the Series C preferred stock the right to elect two directors.

Our failure to pay a dividend on the Series C preferred stock also will restrict our ability to pay dividends on and repurchase shares of other classes and series of our equity securities.

No Sinking Fund.  The Series C preferred stock is not subject to any sinking fund.

Priority of Dividends and Restrictions on Repurchases.

Priority of Dividends.  So long as any share of the Series C preferred stock remains outstanding, we may declare and pay dividends on our common stock only if full dividends on all outstanding shares of Series C preferred stock for the most recently completed dividend period have been or are contemporaneously declared and paid. If a dividend is not declared and paid in full on the Series C preferred stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, no dividend or distribution may be declared or paid on our common stock.

Restrictions on Repurchases.  So long as any share of the Series C preferred stock remains outstanding, we may repurchase or redeem shares of our common stock, only if dividends on all outstanding shares of Series C preferred stock for the most recently completed dividend period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for payment has been set aside for the benefit of the holders of the Series C preferred stock as of the applicable record date).

Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Series C preferred stock will be entitled to receive for each share of Series C preferred stock, out of the assets of the Company or proceeds available for distribution to our stockholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock payment of an amount equal to the sum of (1) the $1,000 liquidation preference amount per share and (2) the amount of any accrued and unpaid dividends on the Series C preferred stock.

For purposes of the liquidation rights of the Series C preferred stock, neither a merger nor consolidation of the Company with another entity nor a sale, lease or exchange of all or substantially all of the Company’s assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

Redemption and Repurchases.  The Series C preferred stock may be redeemed at any time at the Company’s option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of its federal banking regulator.

To exercise the optional redemption right, we must give notice of the redemption to the holders of record of the Series C preferred stock, not less than 30 days and not more than 60 days before the date of redemption. The notice of redemption given to a holder of Series C preferred stock must state: (1) the redemption date; (2) the number of shares of Series C preferred stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Series C preferred stock, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors or a committee of the board of directors determines to be fair and equitable, provided that shares representing at least 25% of the aggregate liquidation amount of the Series C preferred stock are redeemed.

Shares of Series C preferred stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Series C preferred stock.

Conversion.  Holders of the Series C preferred stock have no right to exchange or convert their shares into any other securities.

Voting Rights.  The holders of the Series C preferred stock do not have voting rights other than with respect to certain matters relating to the rights of holders of Series C preferred stock, on certain corporate transactions and, if applicable, the election of additional directors described above.

In addition to any other vote or consent required by law or by our articles of incorporation, the written consent of (x) the Treasury, if the Treasury holds any shares of Series C preferred stock, or (y) the holders of a majority of the outstanding shares of Series C preferred stock, voting as a single class, if the Treasury does not hold any shares of Series C preferred stock, is required to:

•	amend our articles of incorporation or the Amended and Restated Articles Supplementary for the Series C preferred stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series C preferred stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company;

•	amend our articles of incorporation or the Amended and Restated Articles Supplementary for the Series C preferred stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series C preferred stock;
•	consummate a binding share exchange or reclassification involving the Series C preferred stock or a merger or consolidation of the Company with another entity, unless (1) the shares of Series C preferred stock remain outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (2) the shares of Series C preferred stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of the Series C preferred stock immediately prior to consummation of the transaction, taken as a whole;

•	sell all, substantially all or any material portion of, the assets of the Company, if the Series C preferred stock will not be redeemed in full contemporaneously with the consummation of such sale; or

•	consummate a Holding Company Transaction (as defined below), unless as a result of the Holding Company Transaction each share of Series C preferred stock will be converted into or exchanged for one share with an equal liquidation preference of preference securities of the Company or the acquiror (the “Holding Company Preferred Stock”). Any such Holding Company Preferred Stock must entitle its holders to dividends from the date of issuance of such stock on terms that are equivalent to the terms of the Series C preferred stock, and must have such other rights, preferences, privileges and voting powers, and limitations and restrictions that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of the Series C preferred stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series C preferred stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative, and the distribution of assets upon the liquidation, dissolution or winding up of the Company, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series C preferred stock and will not require the vote or consent of the holders of the Series C preferred stock.

A “Holding Company Transaction” means the occurrence of (a) any transaction that results in a person or group (1) becoming the direct or indirect ultimate beneficial owner of common equity of the Company representing more than 50% of the voting power of the outstanding shares of our common stock or (2) being otherwise required to consolidate the Company for GAAP purposes, or (b) any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of our consolidated assets to any person other than one of our subsidiaries; provided that, in the case of either clause (a) or (b), the Company or the acquiror is or becomes a bank holding company or savings and loan holding company.

To the extent holders of the Series C preferred stock are entitled to vote, holders of shares of the Series C preferred stock will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series C preferred stock would otherwise be required, all outstanding shares of the Series C preferred stock have been redeemed by us or called for redemption upon proper notice and sufficient funds have been deposited by us in trust for the redemption.

The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the amendment to our articles of incorporation or the Amended and Restated Articles Supplementary to the articles of incorporation with respect to the establishment of a series of preferred stock that will be filed with the SEC in connection with the offering of such series of preferred stock.

General

Our articles of incorporation permit our board of directors to issue shares of preferred stock, $0.01 per share, in one or more series, without stockholder action. The board of directors can fix the designation, powers, preferences and rights of each series. Therefore, without stockholder approval, our board of directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control.

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;
•	the amount of liquidation preference per share;
•	the price at which the preferred stock will be issued;
•	the dividend rate or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;
•	any redemption or sinking fund provisions;
•	any conversion or exchange provisions;
•	whether we have elected to offer depositary shares as described in this prospectus under “Description of Depositary Shares”; and
•	any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

As described in this prospectus under “Description of Depositary Shares,” we may, at our option, with respect to any series of the preferred stock, elect to offer fractional interests in shares of preferred stock, and provide for the issuance of depositary receipts representing depositary shares, each of which will represent a fractional interest in a share of the series of the preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of the preferred stock.

Rank

Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up, and dissolution, rank:

•	senior to all classes of common stock and all equity securities issued by us, the terms of which specifically provide that the equity securities will rank junior to the preferred stock (the junior securities);
•	equally with all equity securities issued by us, the terms of which specifically provide that the equity securities will rank equally with the preferred stock (the parity securities); and
•	junior to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as, and if declared by our board of directors, cash dividends at such rates and on such dates, if any, described in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or before the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Rights Upon Liquidation

If we dissolve, liquidate, or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a bank holding company, our rights, the rights of our creditors and of our stockholders, including the holders of the preferred stock offered by this prospectus, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization may be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption

We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option, with prior Federal Reserve approval, if required. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our articles of incorporation.

Under regulations adopted by the Federal Reserve, if the holders of any series of the preferred stock are or become entitled to vote for the election of directors, such series may then be deemed a “class of voting stock” and a holder of 10% or more of such class of securities under certain circumstances may then be subject to regulation as a bank holding company or be deemed in control in accordance with federal law.

Exchangeability

We may provide that the holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the prospectus supplement, of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited with a depositary named in the prospectus supplement. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by such depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action that may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, which are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, depositary shares or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock, depositary shares or common stock, or any combination of those securities in the form of units, as described in the appropriate prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit before the warrants’ expiration date. Below is a description of certain general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;
•	any applicable anti-dilution provisions;
•	any applicable redemption or call provisions;
•	the circumstances under which the warrant exercise price may be adjusted;
•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;
•	any applicable material United States federal income tax consequences;
•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;
•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;
•	the designation and terms of the preferred stock or common stock purchasable upon exercise of the warrants;
•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;
•	if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;
•	if applicable, the date from and after which the warrants and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;
•	the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	information with respect to book-entry procedures, if any;
•	whether the warrants are to be sold separately or with other securities as parts of units; and
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS

We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;
•	the terms of the unit agreement governing the units;
•	United States federal income tax considerations relevant to the units; and
•	whether the units will be issued in fully registered or global form.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the form of unit agreement, which will be filed with the SEC in connection with the offering of such units, and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may offer and sell these securities in any one or more of the following ways:

•	to the public through a group of underwriters managed or co-managed by one or more underwriters, or through dealers;
•	through one or more agents;
•	directly to purchasers; or
•	through a combination of such methods of sale.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices which may be changed from time to time;
•	at market prices prevailing at the time of sale;
•	at prices related to those prevailing market prices; or
•	at negotiated prices.

Each time we sell securities a prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name or names of any agents, dealers or underwriters included in the offer and sale of the securities;
•	the public offering or purchase price and the proceeds we will receive from the sale of the securities;
•	any discounts and commissions to be allowed or paid to the agents or underwriters;
•	all other items constituting underwriting compensation;
•	any discounts and commissions to be allowed or paid to dealers; and
•	any exchanges on which the securities will be listed.

We may agree to enter into an agreement to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments the agents or the underwriters may be required to make.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to those contracts will be equal to, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•	the purchase by an institution of the debt securities covered under that contract will not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and
•	if the debt securities are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased those debt securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. If any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Each series of securities other than common stock will be a new issue of securities with no established trading market. Any underwriters to whom offered securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering. The securities offered by this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity or activity of any trading in the offered securities.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by Financial Industry Regulatory Authority (“FINRA”) members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Rule 5110.

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of our common stock short using this prospectus and deliver our common stock covered by this prospectus to close out such short positions, or loan or pledge our common stock to financial institutions that in turn may sell the shares of our common stock using this prospectus. We may pledge or grant a security interest in some or all of our common stock covered by this prospectus to support a derivative or hedging position or other obligations and, if we default in the performance of our obligations, the pledges or secured parties may offer and sell our common stock from time to time pursuant to this prospectus.

We also may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, us or one or more of our affiliates in the ordinary course of business.

LEGAL OPINIONS

The validity of the securities offered hereby will be passed upon for us by Kilpatrick Townsend & Stockton LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Community Financial as December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 have been incorporated herein, in reliance upon the reports of Stegman & Company, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

The Community Financial Corporation

Debt Securities
Common Stock
Preferred Stock
Warrants
Depositary Shares
Units

Prospectus

           , 2014